UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material under §240.14a-12

Umpqua Holdings Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

☐ Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD APRIL 19, 2017
___________________

The annual meeting of shareholders of Umpqua Holdings Corporation will be held at RiverPlace Hotel, 1510 SW Harbor Way, Portland, Oregon, at 2:00 p.m., local time, on Wednesday, April 19, 2017 to take action on the following business:

MANAGEMENT PROPOSALS.

•
Election of Directors. Elect 11 nominees to Umpqua Holdings Corporation’s board of directors, to hold office until the 2018 annual meeting of shareholders and qualification and election of their successors. The board recommends you vote FOR each director nominee.

•
Ratification (Non-Binding) of Registered Public Accounting Firm Appointment. Ratify the Audit and Compliance Committee’s appointment of Moss Adams LLP as Umpqua Holdings Corporation’s independent registered public accounting firm for the fiscal year ending December 31, 2017. The board recommends you vote FOR ratification.

•
Advisory (Non-Binding) Resolution to Approve Executive Compensation. Vote on the following advisory proposal: “RESOLVED, that the shareholders approve the compensation of the named executive officers as described in the Compensation Discussion and Analysis and the tabular and accompanying narrative disclosure of named executive officer compensation in the Proxy Statement for the 2017 Annual Meeting of Shareholders.” The board recommends you vote FOR this resolution.

•
Advisory (Non-Binding) Vote on Frequency of Advisory Votes on Executive Compensation. Vote on the following proposal on whether a shareholder advisory vote to approve executive compensation should occur every 1, 2 or 3 years: “RESOLVED, that the shareholders recommend that the Company hold an advisory vote on the compensation of Umpqua’s named executive officers every one, two or three years, as determined by the alternative that receives the highest number of shareholder votes.” The board recommends you vote for 1 year.

OTHER BUSINESS. The Board of Directors recommends you vote AGAINST the shareholder proposal.

•	Shareholder Proposal. To vote on one shareholder proposal described in the accompanying proxy statement, if properly presented at the meeting by the proponent.

•
Considering and acting upon such other business that is properly brought before the annual meeting or any adjournments or postponements thereof. As of the date of this notice, the board of directors knows of no other matters to be brought before shareholders at the meeting.

If you were a shareholder of record of Umpqua Holdings Corporation common stock as of the close of business on February 10, 2017, you are entitled to receive this notice and vote at the annual meeting, and any adjournments or postponements thereof. This Proxy Statement and accompanying proxy card are being sent or made available on or about March 3, 2017.

For instructions on voting, please refer to the instructions on the Notice of Internet Availability of Proxy Materials you received in the mail or, if you received a hard copy of the Proxy Statement, on the enclosed proxy card. You can request to receive proxy materials by mail or e-mail. You may vote by mail, as well as by telephone and on the internet. You will find our Proxy Statement, Form 10-K and other important information at our website: www.umpquaholdingscorp.com. When you visit our site, you can also subscribe to e-mail alerts that will notify you when we file documents with the SEC and issue press releases. Your vote is important. Whether or not you expect to attend the annual meeting, it is important that your shares be represented and voted at the meeting.

By Order of the Board of Directors,

Andrew H. Ognall
March 3, 2017	EVP/General Counsel/Secretary

PROXY STATEMENT FOR 2017 ANNUAL MEETING OF SHAREHOLDERS

TABLE OF CONTENTS

PROXY SUMMARY	1
ANNUAL MEETING BUSINESS	3
ITEM 1. ELECTION OF DIRECTORS	3
ITEM 2. RATIFICATION OF REGISTERED PUBLIC ACCOUNTING FIRM APPOINTMENT	10
ITEM 3. ADVISORY RESOLUTION TO APPROVE EXECUTIVE COMPENSATION	13
ITEM 4. ADVISORY VOTE ON FREQUENCY OF ADVISORY VOTES ON EXECUTIVE COMPENSATION	14
ITEM 5. SHAREHOLDER PROPOSAL	14
OTHER BUSINESS	15
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION	15
INFORMATION ABOUT EXECUTIVE OFFICERS	16
SECURITY OWNERSHIP OF MANAGEMENT AND OTHERS	17
CORPORATE GOVERNANCE OVERVIEW	18
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	25
SHAREHOLDER PROPOSALS FOR THE 2018 ANNUAL MEETING OF SHAREHOLDERS	25
RELATED PARTY TRANSACTIONS	25
DIRECTOR COMPENSATION	26
COMPENSATION DISCUSSION AND ANALYSIS (“CD&A”)	28
Section 1 - Executive Summary	28
Section 2 - Performance and Pay	31
Section 3 - Compensation Process and Decisions for 2016	33
Section 4 - Other Compensation Information	45
COMPENSATION COMMITTEE REPORT	47
COMPENSATION TABLES	47
INCORPORATION BY REFERENCE	57
QUESTIONS AND ANSWERS ABOUT VOTING AND THE SHAREHOLDER MEETING	58
These proxy materials are provided in connection with the solicitation of proxies by the board of directors of Umpqua Holdings Corporation for the annual meeting of shareholders and at any adjournments or postponements of the meeting. This Proxy Statement and accompanying proxy card are being sent or made available on or about March 3, 2017. In this Proxy Statement we refer to Umpqua Holdings Corporation as the “Company,” “Umpqua,” “we,” “us,” “our,” or similar references.

PROXY SUMMARY

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all the information you should consider, and you should read the entire proxy statement carefully before voting. For information about the meeting and voting please see Questions and Answers About Voting and the Shareholder Meeting at the end of this Proxy Statement. Your vote is very important. The board of directors is requesting that you allow your common stock to be represented at the annual meeting by the proxies named on the proxy card.

2016 FINANCIAL PERFORMANCE AND COMPENSATION HIGHLIGHTS

Growth in core areas, continued strong credit quality and prudent capital management
•    Total assets of $24.8 billion as of December 31, 2016, compared to $23.4 billion at December 31, 2015
•    gross loans and leases grew 4%--excluding the impact of loan sales, loan growth was $1.3 billion, or 8%, year-over-year
•    deposits increased 7% to $19.0 billion at December 31, 2016, from $17.7 billion at December 31, 2015
•    net charge-offs to average loans and leases of 0.22% for 2016 compared to 0.14% for 2015
•    non-performing assets declined from 0.28% of total assets in 2015 to 0.25% of total assets in 2016
•    declared dividends of $0.64 per share in 2016, compared to $0.62 in 2015
•    dividend yield of 3.5% for the year ended December 31, 2016
•    tangible book value grew by 4% in 2016, including the impact of dividends, by 11%
•    2016 earnings per diluted share of $1.05 and operating earnings of $1.19 per diluted share, compared to $1.01 and $1.19, respectively, for 2015

Successful leadership transition
•    effective January 1, 2017, Cort O’Haver became President and CEO of Umpqua, succeeding Ray Davis, who moved into a new role as Executive Chair
•    with the changes, former board Chair Peggy Fowler became Lead Director

Continued shareholder engagement initiative
•    continued shareholder outreach program to discuss corporate governance and compensation matters
•    leading up to the 2017 annual meeting we reached out to shareholders holding approximately 75% of our outstanding common stock

Long-term focused compensation program with strong governance features
•    predominantly performance-based incentive programs:
•    equity awards tied to total shareholder return and additional metric for 2016 tied to return on tangible common equity, each relative to peers
•    annual cash incentives tied to meaningful operating earnings per share results
•    circuit-breaker provisions in incentive awards
•    stock retention, or hold-to-retirement, requirement for executive officers
•    clawback provisions applicable to all cash incentives and equity awards
•    avoid problematic pay practices such as single-trigger change-in-control provisions and tax gross-ups on severance or change-in-control benefits
•    independent Compensation Committee that engages its own advisors

ELECTION OF DIRECTORS

The Board has nominated the following nine independent directors, our Executive Chairman and our CEO for election:
Nominee	Age	PRINCIPAL OCCUPATION	DIRECTOR SINCE
Raymond Davis	67	Executive Chairman of Umpqua	1999
Peggy Fowler	65	Retired President and CEO of Portland General Electric	2009
Stephen Gambee	53	President and CEO of Rogue Valley Properties, Inc.; Managing Member of Rogue Waste Systems, LLC	2005
James Greene	63	Founder and Managing Partner of Sky D Ventures	2012
Luis Machuca	59	President and CEO of Enli Health Intelligence	2010
Cort O’Haver	54	President and CEO of Umpqua and Umpqua Bank	2017
Maria Pope	52	Senior Vice President, Power Supply, Operations and Resource Strategy for Portland General Electric	2014
John Schultz	52	Executive Vice President, General Counsel and Corporate Secretary of Hewlett Packard Enterprise	2015
Susan Stevens	66	Retired head of Corporate Banking for the Americas at J.P. Morgan Securities	2012
Hilliard Terry	47	Executive Vice President and Chief Financial Officer of Textainer Group Holdings Limited	2010
Bryan Timm	53	President of Columbia Sportswear Company	2004

ANNUAL MEETING BUSINESS

ITEM 1. ELECTION OF DIRECTORS
Umpqua’s articles of incorporation and bylaws provide that each director is elected to serve a one-year term of office, expiring at the next annual meeting of shareholders, provided, however, that each director continues to serve until the director’s successor is elected and qualifies or until there is a decrease in the number of directors. Our articles of incorporation establish the number of directors at between six and 19, with the exact number to be fixed from time to time by resolution of the board of directors. The number of directors is currently set at 12, and will be set at 11 effective at the annual meeting.

Directors are elected by a plurality of votes, which means that the nominees who receive the highest number of votes cast “FOR” will be elected, regardless of the number of votes each nominee receives. However, in an uncontested election, our majority voting policy requires that any nominee for director who receives a greater number of votes “AGAINST” his or her election than votes “FOR” such election shall promptly tender his or her resignation following certification of the shareholder vote. In determining the votes cast for the election of a director, abstentions and broker non-votes are excluded. The Governance Committee of the board considers the offer of resignation and recommends to the board whether to accept it. Our policy requires the board to act on the Governance Committee’s recommendation within 90 days following the shareholder meeting, and board action on the matter requires the approval of a majority of the independent directors. Shareholders are not entitled to cumulate votes in the election of directors.

The board of directors has nominated the following directors, each of whom currently serves as a director of Umpqua and Umpqua Bank, for election to one-year terms that will expire at the 2018 annual meeting:

Raymond P. Davis
Peggy Y. Fowler
Stephen M. Gambee
James S. Greene
Luis F. Machuca
Cort L. O’Haver
Maria M. Pope
John F. Schultz
Susan F. Stevens
Hilliard C. Terry, III
Bryan L. Timm

Each of the nominees other than director O’Haver was elected to serve on the board at the 2016 annual meeting. The board of directors appointed Mr. O’Haver to the board of directors effective January 1, 2017, with his promotion to CEO. The individuals appointed as proxies intend to vote “FOR” the election of the nominees listed above. If any nominee is not available for election, the individuals named in the proxy intend to vote for such substitute nominee as the board of directors may designate, upon the recommendation of the Governance Committee. Each nominee has agreed to serve on the board and we have no reason to believe any nominee will be unavailable to serve.

The Governance Committee has oversight responsibility for recommending to the board a slate of nominees to be presented to the shareholders for election at each annual meeting. Our Statement of Governance Principles, available at www.umpquaholdingscorp.com, provides that directors should possess the highest personal and professional ethics, integrity and values and be committed to representing the long-term interests of our shareholders. Collectively, the board should have policymaking experience in the major business activities of the Company and its subsidiaries or in similar businesses and, to the extent practical, should be representative of the major markets in which the Company operates. In addition, we seek directors who are civic minded and whose activities provide valuable perspective on important social and economic issues relevant to our business and the communities where our customers and employees work and live.

Nominees

The age (as of March 1, 2017), business experience, and position of each of the directors currently serving is stated below. We also provide information about skills, qualifications and attributes of each director that led to the conclusion that he or she should serve on our board.

Raymond P. Davis, age 67, serves as Executive Chairman of the board a position he has held since January 2017. He has served as a director of Umpqua since its formation in 1999 and of Umpqua Bank since June 1994. He has served as President and Chief Executive Officer of Umpqua from 1999-2016.

Qualifications and Experience:

Leadership: Extensive leadership, management and business operations experience as President and CEO of Umpqua and Umpqua Bank. Mr. Davis is the author of two books on leadership in business: Leading for Growth and Leading through Uncertainty.
Industry: More than 35 years’ experience in the financial services industry, including his positions as President and CEO of Umpqua and Umpqua Bank and as President of US Banking Alliance, a bank consulting firm.
Finance: Expertise as Chief Financial Officer of Security Bank, Reno, Nevada.
Civic:  Board service with SOLV, an Oregon organization fostering environmental stewardship, and Founders Circle, as well as service on the Big Brothers Big Sisters, Children’s Council.
Governance: Current Executive Chair of Umpqua's Board of Directors, and Chair of the Umpqua Executive Committee.

Raymond P. Davis

Peggy Y. Fowler, age 65, was appointed to the board in April 2009. Ms. Fowler served as CEO and President of Portland General Electric Company (“PGE”) (NYSE: POR) from April 2000 to December 31, 2008 and as Co-CEO from January 1, 2009 to March 1, 2009. She was Chair of the PGE board from May 2001 until January 2004. She served as President of PGE from 1998 until 2000 and is currently a director of Hawaiian Electric Industries (NYSE: HEI).

Qualifications and Experience:

Leadership: Strong leadership and business operations experience as President and CEO of PGE, director of Cambia Health Solutions, Inc., Chief Operating Officer of PGE’s Distribution Operations, Senior Vice President of PGE’s customer service and delivery and Vice President of PGE’s power production and supply.
Industry: Banking industry experience as director of the Portland branch of the Federal Reserve Bank of San Francisco.
Finance: Expertise serving as a committee member for several entities: Audit Committee for Hawaiian Electric Company; Finance Committee for PGE; and Audit, Investment and Executive and Governance Committees for Cambia.
Civic: Board service as a director for PGE Foundation and Mentor for International Women’s Forum.
Governance:  Current Lead Director of Umpqua's Board of Directors, Vice Chair of the Umpqua Executive Committee and Chair of Umpqua's Governance Committee, Member HEI Compensation Committee.

Peggy Y. Fowler

Stephen M. Gambee, age 53, was appointed to the board in July 2005. Since 1994 he has been the President and CEO and a shareholder of Rogue Valley Properties, Inc. and a Managing Member of Rogue Waste Systems, LLC, a family owned business providing waste disposal and environmental services in Southern Oregon. Prior to assuming the duties of the family businesses, Mr. Gambee was a real estate economist employed by Robert Charles Lesser & Co./Hobson & Associates as the Pacific Northwest Director of Consulting.

Qualifications and Experience:

Leadership: Management, leadership, business operations and governmental relations experience as President and CEO of Rogue Valley Properties and Managing Member of Rogue Waste Systems, LLC, which are environmentally conscious waste management businesses.
Civic:  Currently Chair of Jackson County Board of Commissioners Economic Development Advisory Committee and Secretary of the Medford-Jackson County Chamber of Commerce. Mr. Gambee has also previously served as: Director and President of the Craterian Theater/Collier Center of the Performing Arts; Treasurer of YPO Oregon Evergreen Chapter; Director and Treasurer for Rogue Gallery and Art Center; and Director of the Jackson‑Josephine County Boys and Girls Club.
Governance:  Current Vice Chair of the Umpqua Enterprise Risk and Credit Committee and member of the Umpqua Audit and Compliance, and Finance and Capital Committees.

Stephen M. Gambee

James S. Greene, age 63, was appointed to the board in July 2012. Mr. Greene is currently Founder and Managing Partner of Sky D Ventures, a private equity and advisory services company serving the financial services and FinTech global market. Prior to Sky D Ventures, Mr. Greene was a general partner of Frost Data Capital, LLC, an investment and incubator vehicle for “big data” companies, from November 2013 to October 2015. He was previously a Vice President with Cisco Systems, Inc. (NASDQ: CSCO) in its Global Advanced Services Organization, a position he held from February 2012 to September 2013. He joined Cisco in 2005 as Vice President and Global Head of its Financial Services Consulting Business. From there he served as leader of Cisco’s global Strategic Partner Organization.

Qualifications and Experience:

Leadership: Business and technology strategy formulation, private equity and venture investing, business operations and information technology systems, solutions, sales and delivery. Senior executive roles at Accenture, CapGemini and Cisco Systems, Inc.
Industry: Global Financial Services and Global FinTech. Big data platforms and solutions.
Finance: Serving the global financial services industry for 33 years.
Civic: Neighborhood association and board. Community sports teams.
Governance: 10 year member of the board of Electronics For Imaging, Inc., a public company (NASDAQ: EFII), where he served on the board’s Audit Committee, Governance and Nomination Committees. Current member of Umpqua’s Executive, Finance and Capital, Governance, and Enterprise Risk and Credit Committees and Chair of Pivotus Ventures, Inc. He has served on several private company boards and advisory boards.

James S. Greene

Luis F. Machuca, age 59, was appointed to the board in January 2010. Since January 2002, he has been President and Chief Executive Officer of Enli Health Intelligence Corporation, a healthcare applications company that activates collaborative care.

Qualifications and Experience:

Leadership: Business operations and innovation technology experience as President and CEO of Enli as well as senior leadership roles at Intel Corp., EVP of the NEC Computer Services Division of PB-NEC Corp. and President and COO of eFusion Corp.
Civic:  Serves on the Cambia Health Solutions Board of Directors and chairs the UniteOr Board of Directors. He has served as director or trustee of the University of Portland Board of Regents, the Oregon Health & Science University Foundation Board of Trustees, the ENDfootwear Advisory Board, the Catholic Charities of Oregon Board of Directors, the Portland Metropolitan Family Services Board of Directors, the Jesuit High School Board of Trustees, the Lifeworks NW Board of Directors, and the Boy Scouts of America Cascade Pacific Council Executive Board.
Governance: Chair of Umpqua’s Compensation Committee, Vice Chair of Umpqua's Finance and Capital Committee and serves on the Umpqua Executive, and Governance Committees.

Luis F. Machuca

Cort L. O'Haver, age 54, serves as director, President and Chief Executive Officer of Umpqua and Umpqua Bank, positions he has held since January 2017. Mr. O'Haver served as Commercial Bank President of Umpqua Bank from April 2014 to April 2016 when he became President of Umpqua Bank. He served as Senior Executive Vice President of Umpqua and Umpqua Bank from August 2013 to April 2014, and from March 2010 to August 2013 he served as Executive Vice President/Commercial Banking of Umpqua and Umpqua Bank. From October 2016 until he joined Umpqua, Mr. O'Haver was employed by Mechanics Bank as Executive Vice President and Director of Corporate Banking. Prior to that time, he was Senior Vice President in charge of the Real Estate Lending Division at U.S. Bank, with responsibility for California, Oregon and Washington.

Qualifications and Experience:

Leadership:  Extensive leadership, management and business operations experience with Umpqua Bank as commercial banking president.
Industry: Over 25 years of commercial banking experience including leadership positions with Mechanics Bank in California (corporate banking) and with U.S. Bank with responsibility for California, Oregon and Washington (real estate lending).
Governance: Current member of the Umpqua Executive, Finance and Capital, and Enterprise Risk and Credit Committees.

Cort L. O’Haver

Maria M. Pope, age 52, joined the board in April 2014, effective with the closing of the Sterling merger.  Since March 2013, Ms. Pope has served as Senior Vice President, Power Supply, Operations, and Resource Strategy for PGE. Prior to this, she served as Chief Financial Officer and Treasurer from January 2009 and was a member of the board of directors of PGE from 2006 to 2008. She serves as a general partner shareholder and director of Pope Resources, a Delaware limited partnership.

Qualifications and Experience:

Leadership:  Leadership and business management experience as a senior executive of PGE and her former positions as chief financial officer of Mentor Graphics Corp. and Pope & Talbot, Inc.
Finance: CFO roles of three publicly traded companies and past Chair of the Audit Committees of TimberWest Forest Corp., Premera Blue Cross and Oregon Health & Sciences University (OHSU).
Civic:  Chair of OHSU’s Governing Board (appointed by the Governor, 2010), prior Chair of the Oregon Symphony and Council of Forest Industries.
Governance: Currently serves as Vice Chair of Umpqua's Audit and Compliance Committee, and serves on Umpqua's Compensation Committee. Ms. Pope has served on several public, private and advisory boards.

Maria M. Pope

John F. Schultz, age 52, appointed to the board in September 2015. Mr. Schultz is currently Executive Vice President, General Counsel and Corporate Secretary of Hewlett Packard Enterprise (NYSE: HPE), a leading global provider of cutting-edge technology solutions to optimize traditional information technology and help build the secure, cloud-enabled, mobile-ready future uniquely suited to their customers’ needs. He held the same role at Hewlett-Packard Company prior to the company’s separation into Hewlett Packard Enterprise and HP Inc. and served as a member of the HP Executive Counsel from 2012-2015. He was previously Deputy General Counsel, Litigation Investigations and Global Functions with Hewlett-Packard Company, a position he held from 2008-2012.

Qualifications and Experience:

Industry/Skills: As general counsel for a publicly traded corporation, leads risk management functions, including ethics and litigation management and cybersecurity.
Civic: Nonprofit leadership.
Governance: Current Vice Chair of the Umpqua Compensation committee, and member of the Umpqua Audit and Compliance Committee.

John F. Schultz

Susan F. Stevens, age 66, was appointed to the board in September 2012. Ms. Stevens was a senior executive who retired as head of Corporate Banking for the Americas at J.P. Morgan Securities Inc. in 2011. She held that position from 2006 until 2011. She was at J.P. Morgan for 15 years. Prior to 2006, she was a Managing Director in Loan Syndications, where she was head of the Investment Grade Syndications group from 2001 to 2006. She was head of Capital Markets at Wells Fargo Bank from 1992 to 1995. She was with Bank of America for 11 years before joining Wells Fargo. She is active in Golden Seeds, a New York based angel investment group focused on women entrepreneurs.

Qualifications and Experience:

Industry: Over 35 years in the banking industry with broad industry knowledge and experience in client management, capital markets and risk management.
Civic: Board of Trustees of the University of Oregon Foundation, Eugene, OR (2016-present) (on Governance Committee) and The Neighborhood Coalition for Shelter, New York, NY (on Executive Committee and Treasurer).
Governance:  Current Chair of the Umpqua Enterprise Risk and Credit Committee and member of the Umpqua Audit and Compliance, Executive, and Governance Committees.

Susan F. Stevens

Hilliard C. Terry, III, age 47, was appointed to the board in January 2010. Since January 2012, he has served as Executive Vice President and Chief Financial Officer of Textainer Group Holdings Limited (NYSE: TGH), an intermodal marine container management and leasing company. Before joining Textainer, he was Vice President and Treasurer of Agilent Technologies, Inc. (NYSE: A), which he joined in 1999, prior to the company’s initial public offering and spinoff from Hewlett-Packard Company (“HP”). Mr. Terry held positions in investor relations and/or investment banking with Kenetech Corporation, VeriFone, Inc. and Goldman Sachs & Co.

Qualifications and Experience:

Leadership: Senior leadership and business management experience as a senior executive of Textainer Group Holdings Limited and previously as an executive of Agilent Technologies, Inc.
Marketing:  Extensive investor communications and marketing experience as the Head of Investor Relations and primary spokesperson to the investment community for Agilent Technologies, Inc. and Global Marketing Manager for VeriFone, Inc., an HP subsidiary.
Finance: Mr. Terry has 11 years of financial management experience. In his current role as a public-company CFO, he currently oversees the accounting, treasury, credit and collections, internal audit and risk management functions of Textainer. Previously he was responsible for Agilent’s global treasury organization which included corporate cash management, corporate finance, customer financing, foreign exchange, pension assets and risk management. He was also a member of the company’s Benefits Committee, which has fiduciary oversight for Agilent’s employee benefit and retirement programs. He oversaw investments of a multi-billion dollar global corporate cash portfolio and defined benefit (pension) assets for the company.
Governance: Current Chair of Umpqua’s Finance and Capital Committee and serves on the Enterprise Risk and Credit, Executive and Governance Committees.
Civic: Former Board Member, Oakland Museum of California (member of the Executive and Governance Committees).

Hilliard C. Terry, III

Bryan L. Timm, age 53, was appointed to the board in December 2004. Since February 2015, Mr. Timm has been the President of Columbia Sportswear Company (NASDAQ: COLM) and he continues to hold the office of Chief Operating Officer, to which he was appointed in May 2008. Mr. Timm joined Columbia Sportswear in June 1997 as Corporate Controller, was named Chief Financial Officer in July 2002 and in 2003, was named Vice President, Chief Financial Officer and Treasurer.

Qualifications and Experience:

Leadership: Senior leadership and business operations management experience at Columbia Sportswear; as a member of the College of Business and Economics Advisory Board for the University of Idaho; and as a member (2012) and Chair (2013) of the Policyowners’ Examining Committee at Northwestern Mutual Life Insurance Co.
Finance: Audit and Compliance Committee Chair at Umpqua. Over twenty years serving in financial positions of publicly held companies including CFO of Columbia Sportswear. In addition to his C-level positions with Columbia Sportswear Company, Mr. Timm worked in various accounting, internal audit, and financial positions at publicly held Oregon Steel Mills (NYSE: OS) from 1991 to 1997, rising to Divisional Controller for CF&I Steel, Oregon Steel Mills’ largest division. From 1986 to 1991, he was an accountant with KPMG LLP. He is a CPA (lapsed) in the state of Oregon.
Civic: Director of Doernbecher Children’s Hospital Foundation.
Governance: Current Vice Chair of the Umpqua Board of Directors, Chair of the Umpqua Audit and Compliance Committee, Vice Chair of the Umpqua Governance Committee and member of the Umpqua Executive and Compensation Committees.

Bryan L. Timm

Director Serving Until the Annual Meeting

Luanne Calvert, age 54, was appointed to the board in September 2015. Ms. Calvert served as Chief Marketing Officer for Virgin America Inc. for five years until its recently completed merger with Alaska Airlines. Ms. Calvert recently became Senior Vice President, Marketing, Virgin Atlantic Airways in London, England.

Ms. Calvert led Virgin America’s brand strategy, online marketing, public relations, promotions, advertising, social media, in-flight entertainment + technology, website, analytics, in-house creative and loyalty teams including the airline’s Elevate frequent flyer program and credit card businesses; she reported directly to the CEO and oversaw a team of 40 professionals.

Luanne Calvert

Director Independence

The board of directors has determined that all directors except Messrs. Davis and O’Haver are “independent,” as defined in the NASDAQ listing rules. In determining the independence of directors, the board considered the responses to annual Director & Officer Questionnaires that indicated no transactions with directors other than banking transactions with Umpqua Bank, and arrangements under which Umpqua Bank purchases waste disposal services in southern Oregon from a company affiliated with Mr. Gambee at standard, regulated rates, which in 2016 totaled $7,459. The board also considered the lack of any other reported transactions or arrangements; directors are required to report conflicts of interest and transactions with the Company pursuant to our Corporate Governance Principles and Code of Ethics, which can be found on our website www.umpquaholdingscorp.com. See Related Party Transactions for additional information.

Board Recommendation
The board of directors unanimously recommends a vote “FOR” the election of all nominees.

ITEM 2. RATIFICATION OF REGISTERED PUBLIC ACCOUNTING FIRM APPOINTMENT
The Audit and Compliance Committee has selected the independent registered public accounting firm of Moss Adams LLP to act in such capacity for the fiscal year ending December 31, 2017. There are no affiliations between the Company and Moss Adams, its partners, associates or employees, other than those which pertain to the engagement of Moss Adams in the previous year as the Company’s independent registered public accounting firm and for certain permitted consulting services. Moss Adams has served as the Company’s independent registered public accounting firm since 2005.

Shareholder ratification of the selection of Moss Adams is not required by law, our articles of incorporation, our bylaws or otherwise. The Sarbanes-Oxley Act of 2002 requires the Audit and Compliance Committee to be directly responsible for the appointment and compensation of the independent registered public accounting firm and for oversight of the audit work. The Committee will consider the results of the shareholder vote on this proposal and, in the event of a negative vote, will reconsider its selection of Moss Adams, but is not bound by the shareholder vote. Even if Moss Adams’s appointment is ratified by the shareholders, the Audit and Compliance Committee may, in its discretion, appoint a new independent registered public accounting firm at any time if it determines that such a change would be in the interests of the Company and its shareholders. A representative of Moss Adams is expected to attend the annual meeting and that representative will have the opportunity to make a statement, if he or she desires to do so, and to answer appropriate questions.

Board Recommendation

The board of directors unanimously recommends a vote “FOR” the ratification of Moss Adams as the Company’s independent registered public accounting firm.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Moss Adams LLP has audited our consolidated financial statements and internal controls over financial reporting as of and for the years ended December 31, 2005 through 2016.
Independent Auditors’ Fees
The following table shows the fees incurred for professional services provided by Moss Adams for 2016 and 2015:

($ in thousands)	2016	2015
Audit Fees (a)	$1,416	$1,285
Audit-Related Fees (b)	$90	$55
All Other Fees (c)	$15	$20
Tax Fees	-	-
Total Fees	$1,521	$1,360
(a)    “Audit Fees” include:
•    The integrated audit of the Company’s annual consolidated financial statements and internal controls over financial reporting as of and for the years-ended December 31, 2016 and 2015, including compliance with the FDIC Improvement Act and Loss Share Agreements.
•    Reviews of the Company’s quarterly consolidated financial statements for the periods ended March 31, June 30, and September 30, 2016 and 2015.
•    HUD and GNMA Audits for December 31, 2016 and 2015.
•    Consent for Registration Statement (Form S-8) (2016).

(b)    “Audit-Related Fees” represent billings for services provided during the 12 months ended December 31, 2016 and 2015, and includes:
•    Audit of the Umpqua Bank 401(k) and Profit Sharing Plan for the plan year ended December 31, 2014, audited during 2015, and the plan year ended December 31, 2015, audited during 2016.
•    Review of responses to SEC Comment Letters (2015).
•    Audit of the annual financial statements of Umpqua Investments, Inc., a wholly owned subsidiary of the Company, as of and for the years ended December 31, 2016 and 2015.
•    Audit of the annual financial statements of INTERVEST-Mortgage Investment Company, a wholly owned subsidiary of Umpqua Bank, as of and for the year ended December 31, 2015.

(c) “All Other Fees” represent all other billings for the 12 months ended December 31, 2016 and 2015, and includes: • Consulting report related to MERS QC compliance for 2016 and 2015.

	2016	2015
Ratio of All Other Fees to Total Fees	0.99%	1.47%

The Audit and Compliance Committee discussed these services with the independent auditor and Company management and determined that they are permitted under the rules and regulations concerning auditor independence promulgated by the SEC to implement the Sarbanes-Oxley Act of 2002, as well as the American Institute of Certified Public Accountants.

Pre-Approval Policy
The services performed by Moss Adams for the 2016 audit engagement were pre-approved by the Audit and Compliance Committee at its February 23, 2016, meeting in accordance with the Committee’s pre-approval policy and procedures. This policy describes the permitted audit, audit-related, tax, and other services (collectively, the “Permitted Services”) that the independent auditor may perform. The policy requires that a description of the services expected to be performed by the independent auditor in each of the disclosure categories in the above table be pre-approved annually by the Committee.

Services provided by the independent auditor during the following year that are included in the Permitted Services list were pre-approved following the policies and procedures of the Audit and Compliance Committee.

Any requests for audit, audit-related, tax, and other services not contemplated on the Permitted Services list must be submitted to the Audit and Compliance Committee for specific pre-approval and cannot commence until such approval has been granted. Normally, pre-approval is provided at regularly scheduled meetings. However, the authority to grant specific pre-approval between meetings, as necessary, has been delegated to the Chair of the Audit and Compliance Committee. The Chair must update the Committee at the next regularly scheduled meeting of any services that were granted specific pre-approval.

In addition, although not required by the rules and regulations of the SEC, the Audit and Compliance Committee generally requests a range of fees associated with each proposed service. Providing a range of fees for a service incorporates appropriate oversight and control of the independent auditor relationship, while permitting the Company to receive immediate assistance from the independent auditor when time is of the essence.

The policy contains a de minimis provision to provide retroactive approval for permissible non-audit services if:

(i)	The service is not an audit, review or other attest service; and

(ii)
The aggregate amount of all such services provided under this provision does not exceed $5,000 per project if approved by the Principal Financial Officer or Principal Accounting Officer or $50,000 per project if approved by the Chair of the Audit and Compliance Committee.

Audit and Compliance Committee Report
The Audit and Compliance Committee of the board of directors oversees the accounting, financial reporting and regulatory compliance processes of the Company, the audits of the Company’s financial statements, the qualifications of the public accounting firm engaged as the Company’s independent auditor and the performance of the Company’s internal and independent auditors. The Committee’s function is more fully described in its board approved charter, available on our website: www.umpquaholdingscorp.com. The Committee reviews that charter on an annual basis. The board annually reviews the NASDAQ listing standards’ definition of “independence” for audit committee members and applicable SEC rules related to audit committee member independence and has determined that each member of the Audit and Compliance Committee meets those standards.

Management is responsible for the preparation, presentation and integrity of the Company’s financial statements. Management must adopt accounting and financial reporting principles, internal controls and procedures that are designed to ensure compliance with accounting standards, applicable laws and regulations. The Audit and Compliance Committee met with management regularly during the year to consider the adequacy of the Company’s internal controls and the objectivity of its financial reporting. The Committee discussed these matters with the Company’s independent auditors and with appropriate Company financial personnel and internal auditors. The Committee also discussed with the Company’s senior management and independent auditors the process used for certifications by the Company’s Chief Executive Officer, Chief Financial Officer and Principal Accounting Officer, which are required for certain of the Company’s filings with the SEC.

The Audit and Compliance Committee is responsible for hiring and overseeing the performance of the Company’s independent registered public accounting firm. The Company’s independent registered public accounting firm is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States of America, and expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. The Committee engaged Moss Adams as the Company’s independent registered public accounting firm to perform the audit of the Company’s financial statements for the period ending December 31, 2016. Moss Adams has been engaged in this capacity since August 2005, based on the Committee’s review of Moss Adams’s performance and independence from management. In accordance with NASDAQ Listing Rules, Moss Adams is registered as a public accounting firm with the Public Company Accounting Oversight Board (“PCAOB”).

The Audit and Compliance Committee reviewed and discussed the audited financial statements for the fiscal year ending December 31, 2016, with management. The Committee also met separately with both management and Moss Adams to discuss and review those financial statements and reports prior to issuance. Management has represented, and Moss Adams has confirmed to the Committee, that the financial statements were prepared in accordance with generally accepted accounting principles.

The Audit and Compliance Committee received from and discussed with Moss Adams the matters required to be discussed by AS 1301 (Communications with Audit Committees, formerly Auditing Standard No. 16), as amended and as adopted by the PCAOB in Rule 3200. The Committee has received the written disclosure and the letter from Moss Adams required by applicable requirements of the PCAOB regarding independence and has discussed with Moss Adams the auditor's independence.

Based upon the review and discussions referred to above, the Audit and Compliance Committee recommended to the board of directors that the Company’s audited financial statements be included in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2016.

Submitted by the Audit and Compliance Committee:
Bryan L. Timm (Chair)
Stephen M. Gambee
Maria M. Pope (Vice Chair)
John F. Schultz
Susan F. Stevens

ITEM 3. ADVISORY RESOLUTION TO APPROVE EXECUTIVE COMPENSATION
The board and management are committed to excellence in governance and recognize the interest our shareholders have expressed in the Company’s executive compensation program. As a part of that commitment, and in accordance with SEC rules, we ask our shareholders to approve an advisory resolution on the compensation of the named executive officers, as reported in this proxy statement. This proposal, commonly known as “say on pay,” gives shareholders the opportunity to approve or not approve our fiscal year 2016 compensation for named executive officers. Our shareholders previously voted in favor of an annual say on pay vote, and our board determined to hold an annual vote. The board will review the results of the say on pay frequency vote at this meeting and determine whether to continue to hold an annual vote.

This vote is not intended to address any specific item of compensation, but rather to address the compensation paid to our named executive officers as disclosed in this proxy statement, which we believe reflects our overall compensation policies and procedures relating to the named executive officers. While your vote is advisory and will not be binding on the board, we strive to align our governance policies and practices with the interests of our shareholders. As it did last year, the board will take into account the outcome of the say on pay vote when considering future compensation plans. Umpqua has several compensation governance programs in place, as described in this proxy, to align executive compensation with the long-term shareholder interests and to manage compensation risk, including:

•    An independent Compensation Committee that engages its own independent advisors and consultants;
•    Substantial stock ownership guidelines for directors and executives and a stock retention or “hold to retirement” policy for executives;
•    Directors and executive officers are prohibited from engaging in hedging transactions with respect to Company securities;
•    A majority of the aggregate compensation paid to named executive officers who served for the entire year was at risk and subject to challenging performance criteria with:
•    annual incentive compensation payouts tied to Company operating earnings per share, regulatory examination ratings or business unit financial performance
•    long-term, performance-based equity incentive grants tied to total shareholder return and return on average tangible common equity, both relative to peers;
•    For the past six years, 100% of the grants to our CEO have been based on objective performance metrics;
•    At least 50% of equity grants to other executive officers are “performance-based”;
•    Equity incentive plan requires that all awards have a minimum vesting period of at least one year;
•    Prohibition on re-pricing stock options and on replacing or buying out underwater stock options without shareholder approval;
•    No income tax gross-ups (other than occasional gross-ups for executive relocation expenses);
•    A cutback for compensation that would be subject to a lost deduction under Section 280G of the Code;
•    Compensation structured in a manner intended to be tax deductible, whether under Section 162(m) of the Code or otherwise (although the Company reserves the right to pay compensation that is not deductible);
•    A compensation recoupment or clawback policy applicable to annual cash incentive awards and equity awards; and
•    Double-triggers with respect to change in control related payments under equity awards and employment agreements.

We are requesting your non-binding vote on the following resolution:
“RESOLVED, that the shareholders approve the compensation of the named executive officers as described in the Compensation Discussion and Analysis and the tabular and accompanying narrative disclosure of named executive officer compensation in the Proxy Statement for the 2017 Annual Meeting of Shareholders.”
Board Recommendation
The board of directors unanimously recommends a vote “FOR” approval of the resolution approving compensation of named executive officers.

ITEM 4. ADVISORY VOTE ON FREQUENCY OF ADVISORY VOTES ON EXECUTIVE COMPENSATION
We are seeking your advisory vote on how often the Company should hold a say on pay vote. You may specify whether you prefer the vote to occur every year, two years, three years, or may abstain from voting on this proposal. Shareholders will have an opportunity to cast an advisory vote on the frequency of the say on pay vote at least every six years.

Although the vote is non-binding, the board and the Compensation Committee will consider the vote results in determining the frequency of future say on pay votes. Consistent with the board’s commitment to excellence in governance and responsiveness to shareholders, the board will, however, follow the frequency that receives the plurality of votes cast by shareholders on this proposal.
Board Recommendation

The board of directors unanimously recommends a vote FOR holding the advisory vote on the compensation paid to our named executive officers every year.

ITEM 5. SHAREHOLDER PROPOSAL

The board of directors recommends a vote AGAINST this shareholder proposal.

The Sheet Metal Workers’ National Pension Fund has advised us that it is the beneficial owner of approximately 4,455 shares of the Company’s common stock and that a representative of the Fund intends to submit the following proposal for consideration at the annual meeting:

“Director Election Majority Vote Standard Proposal

Resolved: That the shareholders of Umpqua Holdings Corporation (“Company”) hereby request that the Board of Directors initiate the appropriate process to amend the Company’s articles of incorporation to provide that director nominees shall be elected by the affirmative vote of the majority of votes cast at an annual meeting of shareholders, with a plurality vote standard retained for contested director elections, that is, when the number of director nominees exceeds the number of board seats.

Supporting Statement: Umpqua Holdings Corporation’s Board of Directors should establish a majority vote standard in director elections in order to provide shareholders a meaningful role in these important elections. The proposed majority vote standard requires that a director nominee receive a majority of the votes cast in an election in order to be formally elected. The standard is particularly well-suited for the vast majority of director elections in which only board nominated candidates are on the ballot. We believe that a majority vote standard in board elections establishes a challenging vote standard for board nominees, enhances board accountability, and improves the performance of board and individual directors.

In response to strong shareholder support for a majority vote standard, approximately 88% of companies in the S&P 500 have adopted a majority vote standard in company bylaws or articles of incorporation. Additionally, these companies have adopted director resignation policies in their bylaws or corporate governance policies to address post-election issues related to the status of director nominees that fail to win election. However, our Company has responded only partially to the call for change, simply adopting a post-election director resignation policy that sets procedures for addressing the status of director nominees that receive more “withhold” votes than “for” votes. The plurality standard remains in place.

We believe that a post-election director resignation policy without a majority vote standard in the Company’s articles of incorporation is an inadequate reform. The critical first step in establishing a meaningful majority vote policy is the adoption of a majority vote standard. With a majority vote standard in place, the Board can then consider action on developing post-election procedures to address the status of directors that fail to win election. A majority vote standard combined with a post-election director resignation policy would establish a meaningful right for shareholders to elect directors, and reserve for the Board an important post-election role in determining the continued status of an unelected director. We feel that this combination of the majority vote standard with a post-election policy represents a true majority vote standard.”

----

The affirmative vote of holders of a majority of the shares of common stock cast in person or by proxy at the meeting is required to approve the proposal.

The board of directors recommends a vote against this proposal because the Company’s Statement of Governance Principles currently requires a director to tender his or her resignation if the director does not receive a majority of votes cast in favor of election. In the absence of a compelling reason, the resignation will be accepted. The board believes that this step adequately addresses the proponent’s concerns, and that amendment of the articles of incorporation is not needed.

We maintain a strong director nomination and election process that has produced highly qualified independent directors from diverse backgrounds who serve the best interests of the Company and our shareholders. A vast majority of our directors are independent directors, and the board’s Audit and Compliance, Compensation and Governance Committees are composed solely of independent directors. The outcome of our director elections would not have been any different under a majority voting standard.
Board Recommendation

The board of directors unanimously recommends that you vote AGAINST this proposal.

OTHER BUSINESS
The board of directors knows of no other matters to be brought before the shareholders at the meeting. If other matters are properly presented for a vote at the meeting, the proxy holders will vote shares represented by proxies at their discretion in accordance with their judgment on such matters. At the meeting, management will report on our business and shareholders will have the opportunity to ask questions.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION
This proxy statement contains forward-looking statements about Umpqua that are intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. These statements may include statements regarding compensation practices, governance matters, business strategies, management plans and objectives for future operations. All statements other than statements of historical fact are forward-looking statements. You can find many of these statements by looking for words such as “anticipates,” “expects,” “believes,” “estimates” and “intends” and words or phrases of similar meaning. Forward-looking statements involve substantial risks and uncertainties, many of which are difficult to predict and are generally beyond the control of Umpqua. Risks and uncertainties include, but are not limited to:

•	competitive market pricing factors for compensation and benefits;

•	changes in legal or regulatory requirements; and

•	the ability to recruit and retain certain key management and staff.
There are many factors that could cause actual results to differ materially from those contemplated by forward-looking statements. For a more detailed discussion of some of the risk factors, see the section titled Risk Factors in Umpqua’s 10-K and other filings with the SEC. Umpqua does not intend to update these forward-looking statements. You should consider any written or oral forward-looking statements in light of this explanation, and we caution you about relying on forward-looking statements.

INFORMATION ABOUT EXECUTIVE OFFICERS

The age (as of March 1, 2017), business experience, and position of our executive officers other than Raymond P. Davis and Cort L. O’Haver, about whom information is provided above, are as follows:

Ronald L. Farnsworth, age 46, serves as Executive Vice President/Chief Financial Officer of Umpqua and Umpqua Bank, positions he has held since January 2008 and Principal Financial Officer of Umpqua, a position he has held since May 2007. From March 2005 to May 2007, Mr. Farnsworth served as Umpqua’s Principal Accounting Officer. From January 2002 to September 2004, Mr. Farnsworth served as Vice President – Finance of Umpqua. Mr. Farnsworth served as Chief Financial Officer of Independent Financial Network, Inc. (“IFN”) and its subsidiary Security Bank from July 1998 to the time of IFN’s acquisition by Umpqua in December 2001.

Neal T. McLaughlin, age 48, serves as Executive Vice President/Treasurer of Umpqua and Umpqua Bank, positions he has held since February 2005 and Principal Accounting Officer, a position he has held since May 2007. From 2002 until joining Umpqua, Mr. McLaughlin served as Senior Vice President and Chief Financial Officer of Albina Community Bancorp and before that he was Executive Vice President and Chief Financial Officer at Centennial Bancorp and Columbia Bancorp.

Gary F. Neal, age 62, serves as Executive Vice President/Enterprise Risk Management for Umpqua and Umpqua Bank, positions he has held since January 2015. Mr. Neal previously served as Umpqua’s Chief Auditor for over twelve years. Prior to joining Umpqua, Mr. Neal served as a General Auditor for NextCard for four years. Prior to NextCard, Mr. Neal served as Regional General Auditor for Wells Fargo for five years.

Torran (Tory) B. Nixon, age 55, serves as Executive Vice President and Head of Commercial & Wealth for Umpqua Bank, a position he has held since October 2016. In his role, Nixon oversees all areas of commercial banking, corporate banking, leasing, commercial real estate, capital markets, treasury management, private banking and investments. Before joining Umpqua Bank in November 2015 as Executive Vice President/Commercial Banking, Nixon served as Division President for the San Diego and Northern California Divisions of California Bank & Trust from April 2007 through November of 2015.

Andrew H. Ognall, age 45, serves as Executive Vice President/General Counsel and corporate Secretary of Umpqua and Umpqua Bank, positions he has held since April 2014. Mr. Ognall was in private practice in Portland, Oregon, a partner with law firm Lane Powell PC from January 2011 to April 2014. Before joining Lane Powell PC, he was a partner with Foster Pepper LLP and Roberts Kaplan LLP. His private practice focused on mergers and acquisitions, securities and corporate finance, community banking, corporate governance, executive compensation and general business matters.

David F. Shotwell, age 58, serves as Executive Vice President/Chief Credit Officer of Umpqua and Umpqua Bank, positions he has held since July 2015. Mr. Shotwell served as Umpqua Bank’s Chief Lending Officer from 2010 to 2015. Prior to joining Umpqua Bank in 2002, he worked for more than 20 years in commercial banking and providing consulting services to financial institutions. He studied economics and finance at the University of Washington and is a graduate of executive programs at the University of California, Davis, and Pacific Coast Banking School.

Former Executives Officers

J. Gregory Seibly, age 53, resigned effective May 11, 2016. He served as Consumer Bank President of Umpqua Bank from April 2014 to May 2016. Mr. Seibly previously served as a director and President and Chief Executive Officer of Sterling Financial Corporation and a director and Chief Executive Officer of Sterling Savings Bank from December 2009 to April 2014.

SECURITY OWNERSHIP OF MANAGEMENT AND OTHERS

The following table sets forth the shares of common stock beneficially owned as of February 10, 2017, the record date, by each director and each named executive officer, the directors and executive officers as a group and those persons known to beneficially own more than 5% of Umpqua’s common stock.

Title of Class	Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)		% of Class
*	Raymond Davis	424,624	(2,3)	**
*	Cort O’Haver	92,152	(4)	**
*	Ronald Farnsworth	110,941	(2,5)	**
*	Tory Nixon	5,518	(6)	**
*	David Shotwell	13,344	(7)	**
*	J. Gregory Seibly	91,938		**
*	Stephen Gambee	86,554		**
*	Bryan Timm	70,538		**
*	Peggy Fowler	67,888		**
*	Luis Machuca	47,609		**
*	Hilliard Terry, III	31,498		**
*	Susan Stevens	27,777		**
*	James Greene	23,353		**
*	Maria Pope	23,638	(8)	**
*	John Schultz	8,942		**
*	Luanne Calvert	7,016		**
*	All directors and executive officers as a group (19 persons)	1,140,284	(9)	**
	Names and addresses of Beneficial Owners of more than 5% of Umpqua common stock
*	BlackRock, Inc. 55 East 52nd St., New York, NY 10055	22,708,881	(10)	10.3%
*	The Vanguard Group 100 Vanguard Blvd., Malvern, PA 19355	17,863,500	(11)	8.1%
*	Capital World Investors 333 South Hope Street, Los Angeles, CA 90071	13,515,095	(12)	6.1%
*	State Street Corporation One Lincoln Street, Boston, MA 02111	11,986,036	(13)	5.4%

*	No par value common stock.
**	Less than 1.0%.
(1)
Shares held directly with sole voting and investment power, unless otherwise indicated. Shares held in the dividend reinvestment plan have been rounded down to the nearest whole share. Includes shares held indirectly in deferred compensation plans, 401(k) plans, supplemental retirement plans, and IRAs.

(2)	Includes shares held with or by his/her spouse.
(3)	Includes 50,000 shares covered by options exercisable within 60 days; excludes 200,000 shares of unvested equity awards not eligible to vote.
(4)	Excludes 150,000 shares of unvested equity awards not eligible to vote.
(5)	Excludes 95,500 shares of unvested equity awards not eligible to vote.
(6)	Excludes 41,666 shares of unvested equity awards not eligible to vote.
(7)	Excludes 39,833 shares of unvested equity awards not eligible to vote.
(8)	Includes 3,252 shares covered by options exercisable within 60 days.
(9)	Includes 61,759 shares covered by options exercisable within 60 days.
(10)
Information from Schedule 13G/A filed on January 17, 2017, for holdings as of December 31, 2016, which indicates such person has the sole voting power for 22,205,008 shares and sole dispositive power for 22,708,881 shares.

(11)
Information from Schedule 13G/A filed February 13, 2017, for holdings as of December 31, 2016, which indicates such person has the sole power to vote or direct to vote 263,572 shares, shared power to vote or direct to vote 22,187 shares, sole power to dispose of or to direct the disposition of 17,588,996 shares and shared power to dispose or to direct the disposition of 274,504 shares.

(12)	Information from Schedule 13G/A filed February 13, 2017, for holdings as of December 31, 2016.
(13)	Information from Schedule 13G filed February 10, 2017, for holdings as of December 31, 2016.

CORPORATE GOVERNANCE OVERVIEW
Our board of directors believes that its primary role as steward of the Company is to ensure that we maximize shareholder value in a manner consistent with legal requirements and the highest standards of integrity. The board has adopted and adheres to a Statement of Governance Principles, which the board and senior management believe represent sound governance practices and provide a framework to sustain our success and build long term value for our shareholders and stakeholders. We regularly review these governance principles and practices in light of Oregon law, applicable federal law, SEC and banking agency regulations, NASDAQ listing standards and best practices suggested by recognized governance authorities.

Statement of Governance Principles and Charters
Our Statement of Governance Principles and the charter of each of our board committees can be viewed on our website at www.umpquaholdingscorp.com. This Statement is also available in print to any shareholder who requests it. Each board committee operates under a board approved written charter.

Employee Code of Conduct/Code of Ethics for Financial Officers
The Company has adopted a code of conduct, referred to as the Business Ethics and Conflict of Interest Code. We require all employees to adhere to this ethics code in addressing legal and ethical issues that they encounter in the course of doing their work. This ethics code requires our employees to avoid conflicts of interest, comply with all laws and regulations, conduct business in an honest and ethical manner and otherwise act with integrity and in the Company’s best interest. All new employees are required to review and understand this ethics code, and certify so. In addition, each year all other employees are reminded of, and asked to affirmatively acknowledge, their obligation to follow this ethics code.

In addition, the Company has adopted a Code of Ethics for Financial Officers, which applies to our chief executive officer, our chief financial officer, our principal accounting officer, our treasurer and all other officers serving in a finance, accounting, tax or investor relations role. This code for financial officers supplements our Business Ethics and Conflict of Interest Code and is intended to promote honest and ethical conduct, full and accurate financial reporting and to maintain confidentiality of the Company’s proprietary and customer information.

Our Business Ethics and Conflict of Interest Code and Code of Ethics for Financial Officers are available in the Corporate Governance section of our website, www.umpquaholdingscorp.com.

Compliance and Ethics – Reporting and Training
Our employees may report confidential and anonymous complaints to an “ethics hotline” maintained by an independent vendor. These complaints may be made online or by calling a toll-free phone number. Complaints relating to financial matters are routed to our Chief Auditor and General Counsel, who report those complaints, if any, directly to the Chair of the Audit and Compliance Committee of the board. Employees may also report such matters directly to the Chair of the Audit and Compliance Committee. Other complaints, such as those dealing with employee issues, are routed to another appropriate executive manager for review. Employees are encouraged to report any conduct that they believe in good faith to be a violation of law or a violation of our Business Ethics and Conflict of Interest Code. The Chair of the Audit and Compliance Committee provides periodic updates and an annual report to the committee on the complaints received via the hotline.

Our regulatory compliance program is an integral part of our operations and includes the following features:

•
Our Chief Compliance Officer oversees compliance with all customer-facing regulations at Umpqua Bank and Umpqua Investments, Inc. and reports to the Audit and Compliance Committee at each regular meeting.

•	All of our associates complete annual required training on ethics and the regulations that apply to their jobs.

•	Our Bank Secrecy Act Officer oversees our compliance with anti-money laundering and anti-terrorist financing regulations.

Director Criteria and Nomination Procedures
Our Statement of Governance Principles describes the qualifications that the Company looks for in its nominees to the board of directors. Directors should possess the highest personal and professional ethics, integrity and values and should be committed to representing the long-term interests of our shareholders. The board will consider the policy-making experience of the candidate in the major business activities of the Company and its subsidiaries. The board will also consider whether the nominee is representative of the major markets in which the Company operates. Most importantly, the board’s Governance Committee is looking for candidates who have a deep, genuine interest in Umpqua and its culture.

The Governance Committee considers skills that will add value to the current board and those that will be lost upon the departure of a director. Directors must be willing to devote sufficient time to effectively carry out their duties and responsibilities. Nominees should not serve on more than three boards of public companies in addition to the Company’s board. The board’s policy provides that no person shall be eligible for election or reelection as a director if that person will reach the age of 70 at the time of that person’s election or reelection, provided that a director who reaches age 70 during his or her term, shall complete the term for which that director was elected.

Shareholder Recommendations
A shareholder may recommend a candidate for nomination to the board and that recommendation will be reviewed and evaluated by the Governance Committee of our board. The Committee will use the same procedures and criteria for evaluating nominees recommended by shareholders as it does for nominees recommended by the Committee. Shareholder recommendations for board candidates should be submitted to the Company’s corporate Secretary, Andrew H. Ognall, One SW Columbia Street, Suite 1200, Portland, OR 97258. Shareholders may nominate board candidates only by following the procedures set forth in our bylaws.

In 2016, we did not receive from shareholders any recommendations of potential nominees, or any nominations of board candidates in accordance with the procedures in our bylaws.

Changes in Nomination Procedures
There have been no material changes to the procedures by which shareholders may recommend nominees to our board of directors since our procedures were disclosed in the proxy statement for the 2016 annual meeting.

Shareholder Communications
Our directors are active in their respective communities and they receive comments, suggestions, recommendations and questions from shareholders, customers and other interested parties on an ongoing basis. Our directors are encouraged to share those questions, comments and concerns with other directors and with our CEO.

Director Attendance at Annual Meetings
The Company conducts the annual meeting in Portland, Oregon on the day before, or day of, a regular meeting of the board. The board expects all nominated directors to attend the annual meeting. All of the directors nominated for election at the 2016 annual meeting attended the 2016 annual meeting, except Luanne Calvert.

Communicating with Directors

Comments and questions may be directed to our board by submitting them in writing to the Company’s corporate Secretary, Andrew H. Ognall, One SW Columbia Street, Suite 1200, Portland, OR 97258. These comments or summaries of the comments will be communicated to the board at its next regular meeting. No communications of this type were received from shareholders in 2016. The investor relations section of our website, www.umpquaholdingscorp.com, includes the following:

•	shareholders may request information or submit questions and comments.

•	governance documents, including our Statement of Governance Principles and board committee charters are available.

•	shareholders may request e-mail notification of corporate events, the Company’s SEC filings and press releases.

Annual Board Evaluations
Each year, our board evaluates the performance of its committees and its members. This evaluation process occurs in two stages. First, each board member answers a questionnaire designed to rate the performance of each board committee on which that director serves, with respect to a number of components relevant to that committee’s functions. The answers and comments are compiled anonymously and reviewed by the respective committee, as a whole, and reported to the full board. The Governance Committee then reviews those results and recommends changes in committee structure, membership and function to the full board. The Governance Committee’s practice is to rotate directors through the various board committees to broaden their exposure to the Company’s operations and to take advantage of each director’s skills.

Second, each board member fills out a confidential evaluation of his or her own performance, which is delivered to the board Chair. The board Chair then solicits input from the Governance Committee (which is comprised of the committee Chairs) with respect to the board member’s performance and reviews that information with the board member. The Governance Committee considers this information when recommending a slate of candidates to be nominated by the full board and in making committee membership decisions.

Succession Planning
Succession planning for the CEO and other named executive officer positions is one of the board’s most important duties. Each year, the CEO presents his succession plan to the full board. This plan describes the process by which the executive management of the Company will continue if and when the current CEO is unwilling or unable to serve; the process for selecting the CEO’s successor, if necessary; and the process for selecting and naming a successor during the period leading up to the announcement of the CEO’s retirement. At least annually, the CEO reviews with the Governance Committee up to three internal candidates who should be considered to replace him and his recommendation as to which, if any, internal candidate should be considered to replace him in the event he cannot serve. Under the current plan, any internal candidate selected on an interim basis will have the opportunity to compete for the position with other candidates that come forward in an internal and external search. Each of the other named executive officers has a written succession plan that is reviewed with the CEO annually.

As part of the succession planning process, effective April 25, 2016, we promoted Cort O’Haver to President of Umpqua Bank, and on June 20, 2016, announced that Raymond Davis would move into a new role as executive chair of the Company’s board of directors and Mr. O’Haver would succeed Mr. Davis as President and CEO, and be elected to the Company’s board of directors effective January 1, 2017.

Meetings and Committees of the Board of Directors
The board of directors met seven times during 2016, including a three-day strategic planning retreat. At the retreat, the board and executive management focused on how to best sustain and enhance shareholder value, the Company’s growth strategy and financial performance while maintaining Umpqua’s unique culture and commitment to community banking. All board committees have regularly scheduled meetings and meet at least quarterly. Board committee Chairs call for additional regular and special meetings of their committees, as they deem appropriate. In 2016, each director attended at least 75% of the meetings of the board and the committees on which the director served. In addition, Mr. Davis invited directors to participate in regular conference calls to provide updates and answer questions.

The board and each of our board committees regularly meet in executive session in which only independent directors are present. During 2016, Mr. Davis, who sits on the board and on three board committees, attended some sessions in which only he and independent directors are present.

As of December 31, 2016, the board of directors had six active board committees: Audit and Compliance Committee, Compensation Committee, Executive Committee, Enterprise Risk and Credit Committee, Finance and Capital Committee, and Governance Committee.

Peggy Fowler served as Chair of the boards of Umpqua and Umpqua Bank, positions she held since April 2012. Effective January 1, 2017, Peggy Fowler became Lead Director. Our Statement of Governance Principles provides that if the board Chair is not an independent director, the independent directors shall appoint a Lead Director.

The Lead Director approves board meeting schedules and agendas; facilitates communication between the board and senior management, including advising the board Chair or the CEO of the board’s informational needs and approving the types and forms of information sent to the board; calls and chairs executive sessions or meetings of the independent directors and, as appropriate, provides feedback to the board Chair or CEO; serves as a liaison between the independent directors and the board Chair and CEO; serves as Chair of the Governance Committee; leads the board’s annual review of the Statement of Governance Principles and periodic discussions of corporate governance processes and procedures, and monitors compliance with the Statement of Governance Principles; is available for consultation and direct communication with major shareholders; serves as a “sounding board” and advisor to the board Chair and CEO; and oversees the process of hiring, firing and evaluating the board Chair and the CEO.

The board believes that it has an overall governance profile that provides the flexibility to determine the leadership structure of the Company. The board will conduct an annual assessment of its leadership structure to determine that the leadership structure is the most appropriate for the Company. We continue to maintain a separation of the CEO and board Chair roles because we believe the structure has worked well for us. We added the Lead Director position in 2017 to continue to maintain a strong independent director in a board leadership role at times when we have determined it is appropriate to have a board Chair that is not independent.

The table below shows membership of each board committee as of December 31, 2016:

	Audit and Compliance	Finance and Capital	Compensation	Enterprise Risk and Credit	Executive	Governance
Luanne Calvert		•	•
Ray Davis		•		•	•
Peggy Fowler					C	C
Stephen Gambee	•			C	•	•
Jim Greene		•	V		•	•
Luis Machuca		V	C		•	•
Maria Pope	V		•
John Schultz	•			•
Susan Stevens	•			V
Hilliard Terry		C		•	•	•
Bryan Timm	C		•		V	V

C – Chair V - Vice Chair • - Member

Effective January 1, 2017, with the appointment of Mr. O’Haver as President and CEO and as a director, committee membership changed as set forth below:

	Audit and Compliance	Finance and Capital	Compensation	Enterprise Risk and Credit	Executive	Governance
Luanne Calvert		•	•
Ray Davis					C
Peggy Fowler					V	C
Stephen Gambee	•	•		V
Jim Greene		•		•	•	•
Luis Machuca		V	C		•	•
Cort O’Haver		•		•	•
Maria Pope	V		•
John Schultz	•		V
Susan Stevens	•			C	•	•
Hilliard Terry		C		•	•	•
Bryan Timm	C		•		•	V

C - Chair V - Vice Chair - Member

Audit and Compliance Committee
The board of directors has a standing Audit and Compliance Committee that meets with our independent registered public accounting firm to plan for and review the annual audit reports. The Committee meets at least four times per year and is responsible for overseeing our internal controls and the financial reporting process. Each member of the Committee is independent, as independence is defined under NASDAQ Listing Rules.

The board of directors has adopted an Audit and Compliance Committee Charter, a copy of which is available on our website in the Corporate Governance section at www.umpquaholdingscorp.com. The charter provides that only independent directors may serve on the Audit and Compliance Committee. The charter further provides that at least one member shall have past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the individual’s financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities. The board of directors has determined that the Committee Chair Bryan L. Timm and Committee Vice Chair Maria M. Pope meet the SEC criteria for an “audit committee financial expert.”

The board of directors believes that each of the current members of the Audit and Compliance Committee has education or employment experience that provides them with appropriate financial sophistication to serve on the Committee. In 2016, the Audit and Compliance Committee met 16 times, including meetings to review and approve for issuance or filing the Company’s earnings releases and periodic reports filed with the SEC.

Finance and Capital Committee
In 2016, the Finance and Capital Committee reviewed and oversaw our budgeting process, including the annual operating and capital expenditure budgets. The Committee also oversaw capital planning and stress-testing, dividend planning and our stock repurchase program, our trust division, insurance and investments, and all aspects of financial risk management and financial performance. In 2016, the Committee met seven times.

Compensation Committee
See Roles and Responsibilities of the Compensation Committee in Section 3 of the Compensation Discussion and Analysis.

Executive Committee
The Executive Committee may, subject to limitations in our Bylaws and under Oregon law, exercise all authority of the full board when the full board is not in session. The Committee is responsible for the review and oversight of the Company’s strategic planning process and consideration of the Company’s merger and acquisition opportunities. The Committee is comprised of the Chair of the board, Lead Director, the Chair of each board committee, Chair of our Pivotus Ventures, Inc. subsidiary (if such individual is also a director of the Company) and Umpqua’s CEO. The Committee meets at least quarterly. In 2016, the Executive Committee met four times.
Enterprise Risk and Credit Committee
In 2016, the Enterprise Risk and Credit Committee reviewed and approved certain loans, reviewed and approved charge-offs to the loan loss reserve, set loan, investment and liquidity policies and monitored compliance with those policies and oversaw Umpqua’s loan and investment portfolios. The Committee also oversees the Company’s enterprise risk management program. The Committee met five times in 2016. In addition to these full meetings, the Committee from time to time reviews and approves extensions of credit to Regulation O officers, directors or their related parties, and certain other significant lending relationships.

Governance Committee
The Governance Committee proposes nominees for appointment or election to the board of directors and conducts searches to fill the positions of President and CEO. The Committee also oversees the Company’s corporate governance processes and board structure. The Committee is comprised of the Lead Director or independent board Chair, and the Chair of each board committee. All of the directors serving on the Committee are independent, as defined in the NASDAQ listing standards. The Governance Committee meets at least quarterly and in 2016 the Committee met five times.

The Board’s Role in Enterprise Risk Oversight
The Company’s EVP/Enterprise Risk Management provides a quarterly comprehensive risk report to the members of the Enterprise Risk and Credit Committee, including risks related to capital, liquidity, credit, financial reporting, information security and technology, regulatory compliance, business continuity and disaster recovery, reputation, fraud, interest rate environment, culture and merger integration. While the Enterprise Risk and Credit Committee has primary responsibility for overseeing risk management, our other board committees and the entire board of directors are actively involved in overseeing risk management for the Company. Additionally, at least four times per year, the full board receives a report from the EVP/Enterprise Risk Management covering the most significant risks the Company is facing.

The board also engages in regular discussions with the Chief Auditor, CEO, CFO, Chief Credit Officer, Chief Information/Technology Officer, General Counsel, Chief Compliance Officer, BSA Officer and other Company officers as the board may deem appropriate related to risk management. In addition, each board committee has been assigned oversight responsibility for specific areas of risk and risk management is an agenda topic at all regular committee meetings. The committees consider risks within their areas of responsibility, for example the Compensation Committee considers risks that may result from changes in compensation programs and related regulations, and the Finance and Capital Committee focuses on risk related to capital, among others. The Chief Auditor reports directly to the Audit and Compliance Committee and indirectly reports to the CEO for administrative purposes.

Corporate Responsibility
Umpqua’s commitment to corporate responsibility is a central part of our operating philosophy and our culture.  We believe we have an obligation to support the communities we serve by balancing the needs of our shareholders, associates, customers and communities – and this informs all aspects of our Company. These values are demonstrated daily at all levels in our business practices as well as through active community outreach and engagement. Community initiatives include associate engagement, meaningful philanthropy, access to leadership, customer-centered marketing and sustainable business practices.

Associate engagement

•
Umpqua Bank’s Connect Volunteer Network™ has become one of the nation’s leading volunteer programs, providing associates with paid time-off each year to serve at youth-focused organizations, schools and community development programs.  In 2016, 2,660 Umpqua Bank associates volunteered more than 50,352 hours to over 2,085 nonprofit organizations and schools across the Company’s five-state footprint.

Meaningful philanthropy

•
Our decision process for charitable giving is driven by our associates to ensure community need is assessed locally and met with the most appropriate solutions.  We invest in the areas of youth development and education, community development and the arts.

•	Umpqua Bank Charitable Foundation made 325 grants, totaling $1.2 million to organizations in our footprint. Company-wide charitable giving totaled $3.4 million.

•	2016 associate matching gift program contributed $483,000.
Access

•
Company leaders are accessible to all associates, customers and the public.  CEO visits and town halls are held every year in many of our markets. Employee intranet and other forums create opportunities for additional dialogue with Company leaders.

Sustainable business practices

•
We have made sustainability a focus of our daily operations.  We know sustainability is a constant work in progress and we are proud to be on that journey. Examples include campaigns to reduce paper consumption, revamped fleet vehicle standards, facilities design initiatives, associate mass transit benefits, and targeted lending programs.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Based solely upon our review of (i) Forms 3, 4 and 5 that we filed on behalf of directors and executive officers, or received from them with respect to the fiscal year ended December 31, 2016, and (ii) their written representations (if applicable) that no Form 5 is required, we believe that all reporting persons made all Section 16 filings required under the Securities Exchange Act of 1934 with respect to the 2016 fiscal year on a timely basis other than the timely reporting of: (i) the payment of tax liability upon vesting of restricted stock awards by withholding shares incident to the vesting of such awards in accordance with Rule 16b-3 on February 2, 2016 (reported on Form 4/A filed April 8, 2016) for Mr. Seibly and Mr. Shotwell, and (ii) forfeiture of a portion of performance-based equity awards originally granted in 2013 (forfeited 1/31/2016 and reported January 30, 2017 on Form 4/A) for Messrs. Farnsworth, McLaughlin, Neal, Davis and O’Haver.

SHAREHOLDER PROPOSALS FOR THE 2018 ANNUAL MEETING OF SHAREHOLDERS
If any shareholder intends to present a proposal to be considered for inclusion in the Company’s proxy material in connection with the 2018 annual meeting of shareholders, the proposal must be in proper form under SEC Regulation 14A, Rule 14a-8, Shareholder Proposals, and received by the Secretary of the Company on or before November 3, 2017. Shareholder proposals to be presented at the 2018 annual meeting of shareholders, which are not to be included in the Company’s proxy materials, must be received by the Company no later than December 3, 2017, in accordance with the Company’s bylaws. A copy of our bylaws may be obtained from the corporate Secretary or from our SEC filings at www.sec.gov.

RELATED PARTY TRANSACTIONS
Transactions with Related Persons/Approval Process
We have a formal process with respect to the review and approval of loans extended by Umpqua Bank to related persons, as described below. In accordance with our written procedures for the review of transactions with related persons and NASDAQ Listing Rules, all other transactions with related persons must be approved by disinterested members of the board’s Audit and Compliance Committee after a review of (i) the related person’s relationship to the Company; (ii) the proposed aggregate value of such transaction; (iii) the approximate dollar value of the transaction to the related person; (iv) the benefits to the Company of the proposed transaction and the availability and price of comparable products or services; (v) an assessment of whether the proposed transaction is on terms that are comparable to the terms available to an unrelated third party or to employees generally; and (vi) management’s recommendation.

Loans to Directors and Officers
Umpqua Holdings Corporation does not extend loans or credit to any officers or directors. However, many of our directors and officers, their immediate family members and businesses with which they are associated, borrow from and have deposits with Umpqua Bank. All such loans are made in the ordinary course of Umpqua Bank’s business, and on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the lender, Umpqua Bank. These loans did not and do not involve more than the normal risk of collection or present other unfavorable features to Umpqua Bank.

Loans by the bank to directors and designated executive officers are governed by Regulation O, 12 CFR Part 215. Under the bank’s procedures, the Chief Credit Officer can approve individual credits subject to Regulation O up to a total credit exposure of $500,000 and report those loans to the Enterprise Risk and Credit Committee. All Regulation O credits must be made on non-preferential terms, and all Regulation O credits with a total credit exposure in excess of $500,000 must be approved by the Committee, with the number of affirmative votes representing at least a majority of the board of directors. The bank also requires Regulation O applicants to submit a detailed financial statement at the time of application. Regulation O limits loans to an executive officer, including all loans personally guaranteed by the officer, to $100,000, unless the loan is (a) made to finance the purchase, construction, or improvement of the officer’s primary or secondary residence and is secured by a first lien on such residence, (b) made to finance the education of the officer’s children, or (c) fully secured by a deposit account, U.S. Treasury bonds, or certain U.S. government guarantees. All of our named executive officers are designated as executive officers of Umpqua Bank under Regulation O. In no case may the total loans to any designated executive officer exceed 5% of the bank’s capital absent the approval of a majority of the Company’s disinterested directors.  Each extension of credit to a designated executive officer must contain a written demand clause stating that the extension of credit will, at the option of the bank, become due and payable at any time the officer is indebted to any other bank or banks in an aggregate amount greater than the amount specified for a category of credit in paragraph 215.5(c) of Regulation O.

As of December 31, 2016, the sum of committed but undisbursed funds plus the outstanding balances of all loans to Regulation O executive officers, directors, principal shareholders and their businesses was $22,030,268, which represented approximately 0.6% of our consolidated shareholders’ equity and 0.8% of our risk-based capital at that date. All such loans are currently in good standing and are being paid in accordance with their terms.

DIRECTOR COMPENSATION
The Compensation Committee annually reviews its director compensation policy and in January 2016, the Committee affirmed the following statement of philosophy with regard to director compensation:

Umpqua’s director compensation is designed to align the board of directors with its shareholders, and to attract, motivate, and retain high performing members critical to our Company’s success. Our director compensation philosophy is simple: we pay our directors a competitive rate when compared to similar sized and performing financial services organizations.

•	Objectives – Umpqua Bank is committed to providing competitive compensation to our directors. Within that context, our prime objectives are to:
•Attract and retain highly qualified people that portray our Company culture and values.
•Ensure the preservation and creation of value for our shareholders.
•Align the interests of our directors, executives, and employees.

•	Conform to the highest levels of fairness, ethics, transparency, regulatory compliance and sound governance practice.

•
Director Compensation – On a regular basis, at least every three years, the board will engage a third party professional to perform an evaluation to ensure director compensation is fair and competitive. Any change to director compensation is first reviewed by the Compensation Committee of the board prior to full board review and approval. Currently, it is the Company’s policy for director compensation to be paid in Company stock, which may be taken as deferred compensation; provided, however, that a director may elect to receive up to 30% of his or her retainer compensation in cash.

The Compensation Committee is charged with reviewing director compensation and recommending changes to the full board. The board of directors has adopted a Director Compensation Plan that sets forth the terms and manner in which non‑employee directors will be compensated for their service on the board of directors and committees of Umpqua and its subsidiaries.

At meetings of the Compensation Committee in September, November and December 2015, the Committee reviewed director compensation for 2016, engaging Willis Towers Watson to provide advice and peer data, using the same peer group as discussed below for executive compensation analysis. Beginning April 2013, as part of annual director compensation, the Company issued restricted stock awards (“Director RSAs”) that cliff-vest on the day before the next annual meeting of shareholders provided that the director is still serving on the board.

The Committee recommended the following Director Compensation Plan, which was approved by the Board of Directors in January 2016 and approved again in January 2017 with no changes for 2017 other than providing that the Lead Director is compensated at the same level as an independent board Chair:

Schedule of Directors’ Fees

Total Compensation
Position	Total Retainer Payments (1)	Director RSAs
Board Chair/Lead Director	$125,000	$40,000
Audit and Compliance Chair	$85,000	$40,000
Other Committee Chairs	$80,000	$40,000
Participating Director	$70,000	$40,000

(1)
Each director serves on the board of Umpqua Holdings Corporation and Umpqua Bank but receives only one quarterly retainer. Each director can make an annual election to have up to 30% of his or her retainer compensation paid in cash.

Umpqua also provides a nonqualified deferred compensation plan to its non-employee directors. Under this plan, each director may annually elect to place all or part of his or her director compensation for the coming year into the deferred plan. Under the plan, a director may choose to have distributions from the plan paid in a lump sum or in annual installments over three, five or ten year periods following the date that the director leaves the board. Umpqua pays director compensation that is deferred under the plan in shares of its common stock, and prior to payment, the shares are held by a trustee but remain subject to the claims of general creditors of the Company. The dividends paid on those shares are credited to the director’s account, but no interest or other compensation or earnings are paid by the Company with respect to the deferred account.

Director Compensation
The following table summarizes the compensation paid by the Company to non-employee directors for the year ending December 31, 2016, including the Director RSAs awarded to each director who was serving on the board following the election of directors at the April 2016 annual meeting of shareholders.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	All Other Compensation	Total ($)
(a) (1)	(b) (2)	(c)(3)	(g)	(h)
Ellen Boyer (4)	$10,500	$21,495	-	$31,995
Luanne Calvert	$21,000	$89,041	-	$110,041
Robert Donegan (4)	-	$32,001	-	$32,001
Peggy Fowler	$37,500	$124,520	-	$162,020
Stephen Gambee	-	$117,021	-	$117,021
James Greene	$24,000	$93,015	-	$117,015
Luis Machuca	-	$117,021	-	$117,021
Maria Pope	-	$107,017	-	$107,017
John Schultz	-	$110,030	-	$110,030
Susan Stevens	-	$107,017	-	$107,017
Hilliard Terry III	$24,000	$93,015	-	$117,015
Bryan Timm	-	$122,015	-	$122,015

(1)
Director Davis is omitted from this table because as a named executive officer he receives no separate compensation for service as a director, and his compensation is fully reflected in the Summary Compensation Table.

(2)	Directors Boyer, Calvert, Fowler, Greene and Terry elected to receive 30% of their retainer compensation in cash.

(3)
Amounts in column (c) are the value of (i) quarterly retainer compensation paid in February, May, August and November by issuing stock awards under the 2013 Plan with the value of such awards based on the closing price of Umpqua’s common stock on the dates of issuance, and (ii) a restricted stock grant issued under the 2013 Plan that vests on the day before the 2017 annual meeting of shareholders if the director is then serving on the board, subject to prorated vesting in the event of death, change in control or resignation in connection with an acquisition, based on the closing price of Umpqua’s common stock ($15.88) on the grant date (April 21, 2016). For Ms. Boyer and Mr. Donegan, the amount reflects retainer payments earned for service from January 1, 2016 through April 20, 2016.

(4)	Former directors Boyer and Donegan completed their terms in 2016, serving until the 2016 annual meeting.

Expenses incurred by directors in connection with attending meetings and our annual multi-day strategic planning session, such as travel costs and meals, are reimbursed by the Company. However, we consider such expenses to be integrally and directly related to the performance of the directors’ duties, and accordingly such expenses are not considered to be personal benefits or perquisites and are not separately disclosed.

In addition, we invite the spouses of our directors and executive officers to attend our annual multi-day strategic planning session. We believe this event provides a valuable opportunity for our directors to strengthen relationships with senior executives, enhance leadership development and advance our business objectives. We believe the participation of spouses in the meals and social functions at the planning session contributes to the process. The Company reimburses spouses’ travel expenses, and pays for meals and activities that may be considered to provide a personal benefit in connection with this event. In 2016, the total amount of reimbursed spouse travel and other expenses paid for spouses did not exceed $10,000.

COMPENSATION DISCUSSION AND ANALYSIS (“CD&A”)

Introduction
Our executive compensation program is designed to support Umpqua’s vision and mission to:

•	Create a unique and memorable banking environment in which our customers perceive the Company as an indispensable partner in achieving their financial goals;

•	Enable our shareholders to achieve the exceptional rewards of ownership;

•	Provide opportunities for our people to achieve unparalleled personal and professional success; and

•	Assure that our communities benefit from our involvement and investment in their future.

Please read this section of the proxy statement as you consider Item 3 - Advisory (Non-Binding) Resolution to Approve Executive Compensation. The CD&A contains important information that may inform your voting decision and we believe supports voting in favor of our say on pay resolution.

Our CD&A is organized into four sections:
Section 1- Executive Summary
Section 2- Performance and Pay
Section 3- Compensation Process and Decisions for 2016
Section 4- Other Compensation Information

Section 1 – Executive Summary

Compensation Program Highlights

Our say on pay resolution at last year’s annual meeting received a favorable vote from more than 96% of the shares voted, up from 81% in 2015. Our Compensation Committee considered the results in making compensation decisions. Our 2016 compensation program retained the core governance components and compensation practices from 2015 described in the table below. After reviewing alternatives designed to provide incentives tied to long-term shareholder value creation, discussing equity-based compensation structures with its independent compensation consultant and reviewing compensation-related comments from shareholder outreach discussions, the Compensation Committee added a second component to performance-based equity grants described in more detail below.

Corporate governance aspects of compensation:
•    Compensation Committee comprised of independent directors that reviews and approves executive compensation
•    Annual review of company-wide benefit and incentive plans, including risk assessment of all incentive plans, by the Compensation Committee
•    Compensation Committee engages its own independent advisors and consultants
•    Continued our governance and compensation focused shareholder outreach program:
•    reached out to shareholders owning more than 75% of outstanding shares to offer an opportunity to discuss corporate governance and executive compensation topics with our General Counsel and Investor Relations Officer
•    held discussions with interested shareholders, including a review of our compensation program and an overview of our governance structure, and noted no significant concerns
•    reported feedback regarding governance matters to the Governance Committee and opinions on long-term incentive metrics to the Compensation Committee, which considered the information in deciding to select an additional, return-based metric to equity awards

Annual cash incentive awards:
•    Meaningful 2016 operating earnings per share (“OEPS”) targets for annual incentives including a “circuit breaker” with no annual incentive paid if operating earnings per share fell below $0.92
•    OEPS targets based on loan and deposit growth, continued excellent credit quality and lower non-interest expense
•    Clawbacks in all annual cash incentive plans

Long-term equity-based compensation:
•    A requirement that at least 50% of equity awards to executive officers, and 100% of CEO awards, be based on performance metrics
•    Performance-based equity awards continue to include a total shareholder return component, relative to peers included in the KRX index
•    Added a second component to performance-based equity awards based on the Company’s return on average tangible common equity (“ROATCE”) relative to peers over three fiscal years
•    Awards to executive officers include double-triggers for acceleration of vesting in connection with a change-in-control
•    Dividends on unvested restricted stock and performance share awards to executive officers are paid only upon vesting
•    Performance-based vesting awards continue to include a “circuit breaker”
•    All equity awards are subject to clawback provisions
•    Executive officers are subject to a hold-to-retirement policy for equity-based compensation; 75% of net equity awards must be retained by the executive officer until retirement or separation
•    Equity incentive plan prohibits re-pricing stock options and replacing or cashing out underwater stock options without shareholder approval
•    Equity incentive plan requires a minimum one-year vesting period for stock awards; executive officer time-based awards vest ratably over three years

Other sound compensation and governance features:
•    Stock ownership policy that requires minimum ownership as a multiple of annual base salary (4.0x for CEO and Executive Chairman, 2.0x for Presidents and 1.5x for other executive officers)
•    No hedging or pledging of Company stock
•    Employment agreements with double trigger change-in-control benefits
•    No guaranteed bonuses except select individuals in connection with recruitment of new hires
•    No income tax gross-ups except for occasional executive relocation expenses
•    Company policy continues to prohibit purely personal use of the Company’s leased aircraft
•    Avoid incentive plans that promote excessive risk-taking

Financial Highlights
Our decisions for 2016 compensation reflect our 2015 and 2016 financial results. The Company accomplished the following:

•	Full year 2016 earnings per share of $1.05 per diluted share compared to $1.01 per diluted share for 2015 (operating earnings of $1.19 per diluted share, unchanged from 2015);

•	Strong growth:

•	Total assets were $24.8 billion as of December 31, 2016, compared to $23.4 billion at December 31, 2015;

•	Gross loans and leases grew $642 million, or 4% year-over-year—excluding the impact of loan sales, loan growth was $1.3 billion, or 8%;

•	Deposits increased $1.3 billion, or 7%, year-over-year;

•	Return on average assets (operating earnings basis) for 2016 was 1.09% compared to 1.15% in the prior year;

•	Return on average tangible common equity (operating earnings basis) for 2016 was 12.70% compared to 13.32% in the prior year;

•	Continued strong credit quality:

•	net charge-offs to average loans and leases of 0.22% compared to 0.14% in 2015;

•	non-performing assets declined from 0.28% of total assets in 2015 to 0.25% of total assets in 2016;

•	Non-interest expense decreased by 3% for 2016 compared to 2015;

•	Prudent capital management:

•	Total risk-based capital of 14.7% and a Tier 1 common risk weighted ratio of 11.5% as of December 31, 2016;

•	Declared dividends of $0.64 per share in 2016 compared to $0.62 per share in 2015 and $0.60 per share in 2014, and repurchased 635,000 shares of common stock under the Company’s share repurchase plan;

•	Dividend yield of 3.5% for the year ended December 31, 2016 compared to 3.9% for the prior year; and

•	Grew tangible book value by 4%, or $0.34 per share, in 2016.
Operating earnings, metrics based on operating earnings, and tangible book value, are “Non-GAAP” financial measures. More information regarding these measurements and a reconciliation to the comparable GAAP measurement is provided in in Part II, Item 7 of our Form 10-K, which is delivered or made available with this proxy statement.

Other 2016 Highlights

Other key accomplishments for 2016 included:

•
Our Pivotus Ventures, Inc. subsidiary, focused on disrupting and advancing bank innovation by developing new digital bank platforms that could have a significant impact on the experience and economics of banking, made significant progress in key projects;

•
Continued to grow Financial Pacific Leasing, Inc. (“FinPac”), a leader in the leasing of essential commercial equipment to small businesses throughout the United States, which we acquired in July 2013.

•	Community Impact:

•
During 2016, 2,660 Umpqua Bank associates volunteered more than 50,232 hours to over 2,085 nonprofit organizations through Umpqua Bank’s Connect Volunteer Network, a program that offers bank associates up to 40 hours of paid time off each calendar year to perform volunteer work.

•	Recognized as a leading corporate donor by the Portland Business Journal, Puget Sound Business Journal and Sacramento Business Journal.

•	Umpqua Bank Charitable Foundation made 325 grants, totaling $1.25 million, to organizations in our footprint.

•	Industry Recognition:

•	Ranked as the best Oregon-based bank and 28th best bank overall on Forbes magazine’s ranking of “America’s Best and Worst Banks” published in January 2017.

•	Named most admired financial services company in Oregon by the Portland Business Journal for the twelfth consecutive year and best consumer bank by the North Bay Business Journal.

Summary of Compensation Decisions
The components of compensation and our compensation philosophy have not materially changed over the past four years; we remain focused on meaningful performance-based compensation and competitive base salaries, with 100% of our CEO’s long-term and short-term (annual) incentives based on performance. Key decisions for 2016 compensation included:

•
Base salaries, which were adjusted in April 2014 to reflect the increased executive responsibilities and size of the institution as a result of the Sterling merger, remained flat again from 2015 to 2016 for Messrs. Davis, O’Haver and Farnsworth

•
The Company achieved operating earnings per share of $1.19, resulting in a 100% payout in the OEPS component of the 2016 annual incentive plans, which represents between 60-80% of total achievable target incentive for the named executive officers

•	The annual incentive plan payouts to named executive officers serving at year end ranged from 80% to 94.2% of target

•
Performance-based equity awards issued in 2016 are based 50% on total shareholder return relative to the KRX index and 50% on return on average tangible common equity compared to the same peer group used to perform the Compensation Committee’s annual competitive assessment with Willis Towers Watson

•
The Compensation Committee recommended adding the second metric to performance-based equity to address investor input on compensation practices and provide a Company financial metric in addition to the existing return metric based primarily on stock price performance

•	A majority of the equity awards issued to executive officers in 2016 include vesting conditions based on the two performance-based conditions relative to peers:

•	Awards to Mr. Davis were 100% performance-based;

•	Awards to Messrs. O’Haver, Seibly and Farnsworth were 70% performance-based; and

•	Awards to Mr. Shotwell were 60% performance-based.
Section 2 – Performance and Pay

We maintain a strong pay for performance philosophy that links executive compensation to achieving the operating and financial goals set by the board. In order to promote the development of our business on a range of measures, our annual incentive plan goals differ from our long-term incentive goals. Our annual incentive plans are based primarily upon OEPS targets; our long term performance-based equity grants are tied to relative total shareholder return (“TSR”) and to relative ROATCE compared to peers. Our OEPS targets are set by the Compensation Committee, and three of the six members also served on the board’s Finance and Capital Committee, which reviews and recommends the Company’s budget. Our executives play a major role in achieving OEPS performance against those targets, but they have less direct influence over our stock price. We believe that increasing OEPS and deploying excess capital will, over time, result in an increase in the Company’s stock price.

Prior to 2016, the majority of equity incentive grants to executives were tied exclusively to the Company’s TSR compared to the KBW Regional Bank Index (the “KRX”), an index of regional bank stocks compiled by Keefe, Bruyette and Woods, Inc., an investment bank focused on the financial services sector. The index is comprised of 50 regional bank / bank holding company stocks, including Umpqua and 18 of the 19 institutions included in the peer group utilized by our Compensation Committee, ranging in size from approximately $4.0 to $40 billion in assets as of December 31, 2016. We believe the use of TSR directly links executive compensation to the returns realized by our shareholders, and that a measure based on return on equity links executive compensation to the creation of long-term value for shareholders, with the combination of metrics ensuring that our awards are not advantaged or penalized by general market conditions. The following are the vesting levels of performance-based awards granted in 2012 (vested in 2015), 2013 (vested in 2016) and 2014 (vested in 2017) with relative TSR vesting conditions:

•	2012 restricted stock awards 100%

•	2013 restricted stock awards 88.4%

•	2014 restricted stock awards 47.6%

In 2016, 100% of the equity grants to our CEO and 100% of his annual incentive plan were performance-based.

The following chart illustrates the connection between our Mr. Davis’s Realized Compensation, Realizable Compensation, and the Actual Value (defined below) of his compensation (not including the Change in Pension Value) for the years 2012 through 2016 and Umpqua’s TSR over the period from December 31, 2011 through December 31, 2016. The compensation values shown below do not necessarily correspond to, and are not a substitute for, the amounts disclosed in the Summary Compensation Table and supplemental tables.

Realized Compensation includes salary, bonus, non-equity incentive compensation, and “all other compensation”, as reported in the Summary Compensation table. It also includes the value of options and awards recognized as disclosed in the Option Exercises and Stock Vested table. The Company believes Realized Compensation better measures compensation for the current annual period as compared to the Summary Compensation table which includes the accounting value of awards and options issued in the period, but which may or may not be realized in the future.

Realizable Compensation includes Realized Compensation and the unrealized value of outstanding in-the-money options and unvested stock awards held as of the measurement date based on the closing price of the Company stock at year-end. As the unrealized value may or may not be realized in the future, and may be realized in various future annual periods, the Company believes Value of Compensation is a better measure of compensation for an annual period.

Value of Compensation includes Realized Compensation and the change in the unrealized value of outstanding in-the-money options and stock awards used in the Realizable Compensation value during the year. The Company believes Value of Compensation provides the economic value of compensation to the executive for each period.

In the chart above, we exclude the amount of the Change in Pension Value included in the Summary Compensation Table because it represents the GAAP accrual for the Supplemental Executive Retirement Plan (“SERP”) account, which was first established by contract entered into in 2003 with no accrual in 2015 and 2016. The Committee considers the SERP benefit when reviewing Mr. Davis’s overall compensation package, including whether to exercise negative discretion.

For 2016, the Company’s financial results compared with prior periods as follows:

Financial Metric	12/31/16	12/31/15	12/31/14	12/31/13	12/31/12
Operating earnings per diluted share	$1.19	$1.19	$1.12	$0.91	$0.95
Non-performing assets to total assets ratio	0.25%	0.28%	0.43%	0.51%	0.84%
Gross loans and leases at FYE (000’s)	$17,508,663	$16,866,536	$15,338,794	$7,732,228	$7,176,670
Deposits at FYE (000’s)	$19,020,985	$17,707,189	$16,892,099	$9,117,660	$9,379,690
Dividends declared per share	$0.64	$0.62	$0.60	$0.60	$0.34
Total risk based capital ratio	14.7%	14.3%	15.2%	14.7%	16.5%
Available liquidity to total assets ratio	37%	32%	34%	35%	37%

The Company’s focus has been on growth and positioning for the long term. In 2016, we emphasized prudent capital management, deposit and loan growth, and a continued focus on maintaining strong credit quality.

The following graph shows Umpqua’s total shareholder return compared with the KRX total return index over the past five years.

Section 3 – Compensation Process and Decisions for 2016

Roles and Responsibilities of the Compensation Committee
The Compensation Committee carries out the board’s overall responsibilities with respect to executive compensation, director compensation and review of the CEO’s performance with respect to his long-term and annual incentive plans. The board, as a whole, reviews the CEO’s performance with respect to the Company’s financial performance and strategic plan. The CEO is not present during discussions regarding his compensation. The Committee also oversees administration of the Company’s employee benefit plans, including the Umpqua Bank 401(k) and Profit Sharing Plan and Supplemental Retirement / Deferred Compensation Plan. All Committee members are required to meet the NASDAQ and SEC independence and experience requirements. The Committee must meet at least quarterly. In 2016, the Committee met seven times.

The Compensation Committee operates under a written charter, which is posted on our website at www.umpquaholdingscorp.com. The Committee annually reviews its charter and recommends changes to the full board. The Committee Chair sets the agenda and meeting calendar for the Committee. As authorized by its charter, the Committee routinely hires independent advisors and consultants for advice on compensation matters.

Identification of Named Executive Officers
For 2016, our “named executive officers,” as defined in Item 402 of Regulation S-K, were:

Name	Title	Designation
Raymond P. Davis	President and Chief Executive Officer	Principal Executive Officer
Cort L. O’Haver	President/Commercial Banking
Ronald L. Farnsworth	Executive Vice President/Chief Financial Officer	Principal Financial Officer
Torran (Tory) B. Nixon	Executive Vice President/Commercial and Wealth
David Shotwell	Executive Vice President/Chief Credit Officer
J. Gregory Seibly	Former President/Consumer Banking

Mr. Nixon joined the Company in November 2015 and was promoted to his current position in November 2016, at which time he became an executive officer under SEC rules. Mr. Seibly was an executive officer of the Company in 2016; he resigned in May 2016.

Role of the Chief Executive Officer
Our CEO is actively engaged in recommending the compensation of our other named executive officers. At the end of each fiscal year, he reviews with the Compensation Committee the performance of each executive officer and recommends the level of base salary and incentive compensation as well as equity grants for the ensuing year. The Committee reviews those recommendations and compares them with market information to ensure that executive compensation is competitive and that the CEO is exercising appropriate discretion. The Committee reviews, and ratifies or approves, all components of the compensation for executive officers covered by NASDAQ Listing Rules, including salary, annual incentives, long-term incentive compensation and internal pay equity.

Our Executive Vice President/Associate Relations works with our CEO, our business unit executives, General Counsel and, as appropriate, outside counsel and consultants to recommend and design the overall structure of the Company’s incentive and benefit plans.

Role of the Compensation Consultant/Evaluation of Independence
With respect to making compensation decisions, the Compensation Committee reviews information provided by recognized, independent compensation consultants including survey or “benchmarking” data, peer group recommendations and plan design suggestions. The Committee uses this information to understand prevailing market practices and aggregate, as well as component, compensation packages provided by financial services companies who are similar to Umpqua in size and scope. The Committee considers this advice along with Company performance, individual performance and internal pay equity when making compensation decisions.

As noted below, the Compensation Committee engaged Towers Watson, an independent consulting firm, to review and provide recommendations about components of our executive compensation program. The Committee received a letter from Willis Towers Watson assessing that firm’s independence and the Committee made its own assessment of the independence of Willis Towers Watson pursuant to SEC rules and concluded that no conflict of interest exists that would prevent Willis Towers Watson from independently advising the Committee.

Executive Compensation Philosophy

The Company has adopted the following written statement of its executive compensation philosophy, which is reviewed annually by the Compensation Committee:

Decisions regarding executives’ total compensation program design, as well as individual pay decisions, will be made in the context of this Executive Compensation Philosophy and our ability to pay, as defined by our financial success. We designed Umpqua’s executive compensation to recognize superior operating performance thereby maximizing shareholder value, and to attract, motivate and retain the high performing executive team critical to our Company’s success. Our executive compensation philosophy is simple: we pay competitive base salaries and we strongly reward performance.

Objectives – Umpqua Bank is committed to providing competitive compensation opportunities based on performance to our executives who collectively have the responsibility for making our Company successful. Within that context, our prime objectives are to:

•	Attract and retain highly qualified executives that portray our Company culture and values.

•	Motivate executives to provide excellent leadership and achieve Company goals.

•
Provide substantial performance-related incentive compensation that is aligned to our business strategy and directly tied to meeting specific business objectives, avoiding unnecessary and excessive risks that threaten the value of the Company.

•	Strongly link the interests of executives to the value derived by our shareholders from owning Company stock.

•	Connect the interests of our executives, our employees, and our shareholders.

•	Be fair, ethical, transparent and accountable in setting and disclosing executive compensation.
Components of Compensation
Base Salary – Base pay opportunities should be fully competitive with other relevant organizations within the markets in which we compete. Individual salary determinations involve consideration of incumbent qualifications, behaviors, cultural adherence, and performance.
Short-Term Incentives – Consistent with competitive practices, executives should have a significant portion of their targeted annual total cash compensation at risk, contingent upon the Company meeting its profitability goals, regulatory goals and personal objectives.
Long-Term Incentives – Executives who are critical to our long-term success should participate in long-term incentive opportunities. At least 50% of equity awards should be “performance-based,” to link a significant portion of total compensation to shareholder value.
Executive Benefits – We offer benefit programs, such as health insurance, 401(k) plan, vacation, and life insurance, similar to the programs that are offered to our employees.

Plan Design and Objectives

The following table shows the characteristics of each type of compensation that we paid in 2016:

Compensation Element	Fixed or At Risk	Annual or Long Term	Cash or Equity	Primary Purpose
Base Salary	Fixed	Annual	Cash	Provide fixed cash compensation based on experience, skills, responsibilities and competitive pay levels.

Encourages Executive To
Annual Incentive / Performance Compensation Award	At Risk	Annual	Cash	Maximize operating earnings per share and achieve satisfactory regulatory examination ratings.
Restricted Stock Awards with time-based vesting	At Risk	Long Term	Equity	Act in the best interests of shareholders by aligning interests over the long term and as a retention device to continue to work for the Company.
Performance Share Award	At Risk	Long Term	Equity	Generate a total shareholder return that exceeds a regional bank stock index and a return on tangible common equity that exceeds the Compensation Committee selected peer group.

The following table shows the ratio that each type of compensation bears to total compensation earned by the named executive officers in 2016. Total annual compensation consists of base salary (fixed), annual incentives (at risk) and equity awards (at risk). For Mr. Nixon, his 2016 annual cash compensation included a signing bonus paid in 2016 following his relocation to Portland, Oregon from San Diego, California. Total compensation consists of total annual compensation and “all other compensation” from the Summary Compensation Table; equity compensation consists of the value of restricted stock and performance share awards, as calculated in the Summary Compensation Table.

Executive Officer	% of Total Annual Compensation That Is		% of Total Compensation Paid in:
	Fixed	At Risk	Cash	Equity
Ray Davis	30%	70%	55%	45%
Cort O’Haver	37%	63%	64%	36%
Tory Nixon	60%	40%	100%	0%
Ron Farnsworth	35%	65%	61%	39%
David Shotwell	41%	59%	63%	37%
Greg Seibly	31%	69%	56%	44%

Base Salary
The purpose of base salary is to create a secure base of cash compensation for executives that is competitive with the market. Executive salary increases do not follow a preset schedule or formula; however, the following are considered when determining appropriate salary levels and increases:

•	the individual’s current and sustained performance results and the methods utilized to achieve those results;

•
non-financial performance indicators, to include strategic developments for which an executive has responsibility (such as product development, expansion of markets, increase in organic loan or deposit growth and acquisitions) and managerial performance (such as service quality, sales objectives and regulatory compliance);

•	the Company’s financial performance; and

•	peer data and benchmarking or competitive assessment reports.

Individual and Company Performance
A significant component of compensation is related to performance. We believe that an executive’s compensation should be tied to how well the individual executive, the executive’s team and the Company perform against both financial and non-financial goals and objectives. The board annually establishes the financial goals for the incentive compensation program. Non-financial goals include satisfactory performance on all internal and external regulatory exams and audits (for all executives) and achievement of the business unit financial goals developed through the budgeting process (for each individual named executive officer except the CEO).

Short-Term and Long-Term Incentives
Incentive compensation balances short and long term performance. We try to focus all senior managers on achieving strong short-term or annual results in a manner that will ensure the Company’s long-term viability and success. Therefore, to reinforce the importance of balancing these perspectives, senior management is regularly provided with both annual and long-term incentives. Participation in long-term incentive programs increases with higher levels of responsibility, as employees in these leadership roles have the greatest influence on the Company’s strategic direction and results over time.

Annual Incentives
The purpose of annual incentive plans is to provide cash compensation on an annual basis that is at risk and contingent on the achievement of annual business and operating objectives, as well as personal goals and objectives.

The Compensation Committee and the board have selected OEPS as the key annual financial performance measurement for the following reasons:

•	earnings per share (“EPS”) is the single most important indicator of profitability, which measures earnings allocable to each outstanding share of common stock;

•	EPS aligns the interests of executive officers with shareholders; and

•	OEPS eliminates certain income and expense items as described below.
We use and publicly report OEPS as a non-GAAP financial measure because we believe it is useful in understanding Umpqua’s financial performance. When calculating OEPS, we exclude the following income and expense items due to their one-time nature or relationship to market externalities:

•
gains or losses on our junior subordinated debentures carried at fair value resulting from changes in interest rates and the estimated market credit risk adjusted spread that do not directly correlate with the Company’s operating performance;

•	expenses that are related to the completion and integration of mergers and acquisitions or related to exit or disposal costs of certain business activities;

•	gains or losses from the change in fair value of the Company’s mortgage servicing rights;

•	gains or losses from the change in fair value of swap derivatives; and

•	net gains or losses on investment securities.
Historically, when relevant, we have also excluded:

•	one-time bargain purchase gains on certain FDIC-assisted acquisitions that are not reflective of Umpqua’s on-going earnings power; and

•	exit or disposal costs and other charges related to business combinations such as goodwill impairment charges or bargain purchase gains.
All of these items are excluded net of their tax impact. We calculate operating earnings (loss) per diluted share by dividing operating earnings by the same diluted share total used in determining diluted earnings per common share. See the following section in our Form 10-K for a reconciliation of the non-GAAP OEPS calculation to GAAP earnings per share: Part II, Item 7, Reconciliation of Net Earnings Available to Common Shareholders to Operating Earnings.

The board believes that regulatory compliance is critical to the success of the Company and, accordingly, allocates 20% of the CEO’s (and 15-20% of the other executive officers’) target annual incentive to maintaining satisfactory or better regulatory compliance, which is an objective standard. However, pursuant to federal banking regulatory restrictions (12 CFR § 350.9), we are prohibited from disclosing all or any portion of an examination report and from making any representations about such a report, so we do not disclose our regulatory targets or our performance against those targets.

At the beginning of each year, we adopt an annual incentive plan that provides for cash incentive compensation to be awarded to our CEO and our other named executive officers upon achievement of the Company’s operating earnings and regulatory goals set by the board for our CEO and other named executive officers, and the individual budgeted business unit profitability and/or expense control objectives established for the other named executive officers.

Each executive is assigned a target incentive, which is a percentage of base salary. The overall target incentive is set annually by the Compensation Committee based on market comparables for similar positions, total compensation and internal groupings of executives. The Committee also assigns a maximum incentive above the target incentive. Achievement of the target incentive is based on the success of the Company and the individual executive in certain performance areas, as more particularly discussed in the section titled 2016 Executive Compensation Decisions.

The annual incentive plan for each named executive officer also includes a “negative discretion” component that allows the Compensation Committee to consider significant one-time events that might affect, for example, earnings per share, and reduce the award that would otherwise be suggested by rigid computation of the formula in the plan.

The annual incentive plans of all named executive officers require the executive to repay to the Company any incentives awarded based on earnings per share for a particular period if it is later determined that the earnings per share were materially inaccurate. This plan provision, often called a “clawback,” was first implemented in 2007 and has never been triggered. Since 2009, “clawback” provisions have been incorporated in the annual incentive compensation plans of all Company managers.

Long-Term Incentive Compensation
Under the 2013 Plan, the Company may award the following forms of long-term incentives to executives: stock options, stock appreciation rights (“SARs”), restricted share awards (“RSAs”), restricted stock units (“RSUs”), performance share awards, and performance compensation awards. In 2011, the Compensation Committee determined that the primary goal for all performance-based equity grants should be total shareholder return compared to the KRX total return index. The Committee also decided that annual incentive plans should focus on operating earnings per share and long-term equity incentives should be focused on total shareholder return. In 2012, the Committee determined that, as a retention device, executive officers other than the CEO should receive 40% of their equity grants as time vested RSAs and 60% as performance-based RSAs. In 2015, the Committee increased the percentage of performance-based RSAs for executive officers in the role of President and Chief Financial Officer to 70% of their equity grants. The Committee also determined that, based on market information and advice from its compensation consultant, the equity grants to the CEO should be approximately equal to $1.5 million, which totaled 100,000 shares for 2016. 100% of the equity grants made in 2016 to the CEO were performance-based. In 2016, the Committee maintained the same mix of time and performance based awards and added a second metric to performance share awards based on ROATCE relative to the same peer group used by the Committee to conduct its annual competitive assessment of executive compensation.

Performance Share and Restricted Share Awards
Performance share awards and RSAs are awarded subject to vesting requirements and, for a majority of the executive office awards, subject to the Company achieving predetermined financial goals, measured based on performance relative to a peer group over three years. Time-vested RSAs serve to help retain key executive talent, as well as attract and retain non-executive employees who make a significant contribution to the Company. Performance share awards also provide an incentive to focus on long-term strategies that we believe will create value for shareholders, increase the Company’s stock price and return capital to shareholders. In February 2016, we issued RSAs and performance share awards under the 2013 Plan to executive officers.

The 2016 performance share awards to executive officers were subject to the following vesting conditions:
FOR 50% OF THE PERFORMANCE-BASED AWARDS

Umpqua’s 3-Year TSR Performance compared to the KRX total return index (KRXTR)	Vesting Percentage
Lower than 60%	0%
60%	25%
between 60% and 100%	**
100% (Umpqua’s TSR Performance equals or exceeds the KRXTR Performance)	100%
Above 100%	***

FOR 50% OF THE PERFORMANCE-BASED AWARDS

Umpqua’s 3-Year ROATCE Performance compared to the Compensation Committee peer group	Vesting Percentage
Lower than 60%	0%
60%	25%
between 60% and 100%	**
100% (Umpqua’s ROATCE performance equals or exceeds the peer group performance)	100%
Above 100%	***

**
When TSR or ROATCE Performance is between 60% and 100% relative to peers, such results will be interpolated on a straight-line basis to determine the applicable Vesting Percentage. For example, 80% TSR or ROATCE Performance represents the midpoint of TSR or ROATCE Performance and would result in the midpoint of the Vesting Percentage (62.5%).

***
When TSR or ROATCE Performance is between 100% and 150% relative to peers, the Vesting Percentage is equal to the applicable TSR or ROATCE Performance. If TSR or ROATCE Performance exceeds 150%, the applicable Vesting Percentage is the maximum of 150%.

Our multi-year vesting schedules are designed to retain executives, and more closely align the interests of our executive officers and our shareholders.

The mix of equity awards made in 2016 is shown in the following table:

Name	Time Vested RSAs	Performance Vested RSAs
Davis	0%	100%
O’Haver	30%	70%
Farnsworth	30%	70%
Nixon	-	-
Shotwell	40%	60%
Seibly	30%	70%

Mr. Nixon became an executive officer in November 2016 and did not receive an equity award in 2016 as he received an award at the commencement of employment in November 2015.

Other Annual Compensation - Benefits and Perquisites

We provide benefit programs to executive officers and to other employees. The following table identifies the benefit plans and identifies those employees who may be eligible to participate:

Benefit Plan	Named Executive Officers	Certain Managers	Full Time Employees
401(k) Plan	•	•	•
Group Medical/Dental/Vision	•	•	•
Group Life and Disability	•	•	•
Annual Manager Incentive Plan	•	•
Severance	•	•	•
Change in Control	•	•
Supplemental Retirement	•	•
Supplemental Executive Retirement (1)	•
Deferred Compensation Plan (2)	•	•

(1)	Mr. Davis is the only employee with a Supplemental Executive Retirement Plan, which was implemented in 2003.

(2)
In connection with acquisitions, the Company has assumed deferred compensation plans that benefit past and present employees. In 2008, the Company adopted a non-qualified deferred compensation and supplemental retirement plan that allows eligible officers to make payroll deferrals to a deferred compensation account and to elect a deferred distribution date, and allows the Company to make discretionary contributions.

The Company provides modest perquisites to named executive officers, which are common in the financial services industry and help the Company attract and retain key executives. Some perquisites are intended to serve an Umpqua business purpose, but it is understood that some may be used for personal reasons as well. Our perquisites are disclosed in the Summary Compensation Table and itemized in a supplemental table in the footnotes.

Umpqua has adopted a policy that governs use of the aircraft leased by the Company. That policy generally provides that the CEO or CFO must approve any use of this aircraft and it prohibits any purely personal use, regardless of whether the officer reimburses the Company for that use. If the officer is accompanied on a business trip by a spouse or other guest, the officer must reimburse the Company for the spouse or guest’s use of the aircraft in accordance with the Standard Industry Fare Level formula. If the officer’s spouse accompanies the officer on the aircraft for the purpose of participating in business functions, that use is not deemed to be personal use.

Stock Ownership and Retention Policies
We believe that key executives should have a significant stake in the performance of the Company’s stock, to align their decisions with creating shareholder value and to minimize negative market perceptions caused by excessive insider sales of Company shares. Our Statement of Governance Principles (posted on our website) requires directors and executive officers to accumulate a meaningful position in Company shares. Our stock ownership requirement for outside directors and executive officers is tied to a multiple of director compensation for directors and a multiple of base salary for the executive officers, as noted below:

Position	Minimum Ownership (multiple of annual base salary)
CEO	4.0
President	2.0
Other EVPs	1.5
Directors	Minimum Ownership (multiple of annual director compensation)
Outside Director	4.0

Under this policy, share ownership is determined from the totals on Table 1 of SEC Form 4, which includes unvested RSAs and shares in which beneficial ownership is disclaimed, but excludes outstanding stock options and RSUs. Compliance with share ownership guidelines is reviewed annually by the Governance Committee. This minimum ownership must be achieved within five years after the officer or director takes office. As of December 31, 2016, all directors and executive officers satisfied these requirements or had not yet served for five years.

In addition, named executive officers must retain a substantial portion of the equity awards granted by the Company. A named executive officer must retain 75% of the following awards until the officer retires:

•	Gains from option exercises (shares remaining after payment of the exercise price and taxes);

•	Vested RSAs (net of tax withholdings); and

•	Shares issued in payment of RSUs (net of tax withholdings).

Exceptions to this holding requirement may be granted only by the Compensation Committee based upon bona fide personal financial need or family hardship, including divorce or death of a spouse.

Directors and executive officers may sell no more than 15,000 shares per calendar year, unless he or she obtains authorization in a hardship situation from the Compensation Committee. A director or officer may, however, sell shares to cover the exercise price and estimated taxes associated with an option exercise or RSA vesting. Our policy also prohibits directors and executives from engaging in transactions in which they may profit from short term speculative swings in the market value of Umpqua stock. These prohibited transactions include “short sales” (selling borrowed securities which the seller hopes can be purchased at a lower price in the future); “short sales against the box” (selling owned, but not delivered securities); “put” and “call” options (publicly available rights to sell or buy Umpqua shares at a specific price within a specified period of time); and derivative transactions, such as non-recourse loans secured by Company stock.
In 2016, the named executive officers, as a group, acquired 371,014 shares of Company stock through vesting of restricted share or unit grants and sold or disposed of 171,681 shares to pay taxes in connection with vesting. The group, as a whole, also exercised stock options for 109,444 shares, and surrendered 67,439 shares to the Company to cover the cost of the exercise price and the taxes in connection with the exercise.
Equity Compensation Plan Practices
In general, we issue long-term equity incentives to our named executive officers at the following times: (i) upon initial employment with the Company; (ii) in the first quarter of each year, in connection with establishing their long-term incentive compensation component of their compensation; and (iii) in connection with a significant advancement or promotion or a significant change in compensation arrangements.

We only issue stock options when the trading window is open for Section 16 reporters. This way, the stock price at the time of the grant can be reasonably expected to fairly represent the market’s view of our results and prospects. We have never re-priced or back-dated options granted under any of Umpqua’s equity compensation plans. See tables titled Grants of Plan-Based Awards and Outstanding Equity Awards at Fiscal Year-End.

As noted above, we have adopted stock ownership guidelines and a “hold to retirement” policy that severely restrict the ability of our named executive officers to turn equity grants into cash. However, these restrictions are not reflected in the FASB ASC 718 values attached to those grants.

Severance and Change in Control
The occurrence or potential occurrence of a change in control transaction can create uncertainty regarding the continued employment of our executive officers. These transactions often result in significant organizational changes, particularly at the senior executive level. We believe that change in control benefits eliminate or at least reduce any reluctance of executive officers to actively pursue potential change in control transactions that may be in the best interest of shareholders, and also are competitive in the industry. Accordingly, we provide such protection for all of our named executive officers under their respective employment agreements. Our CEO recommends to the Compensation Committee the level of benefit to be provided to an executive, and the Committee considers that recommendation and makes a final decision. We consider these severance protections to be an important part of an executive’s compensation and consistent with similar benefits offered by our competition.

All of our change in control provisions are “double trigger,” such that the benefit is paid only if there is both a change in control transaction and a qualifying termination of employment. In order to encourage certain executive officers to remain employed following a change in control, if the executive continues to work for the acquiring company for more than 12 months after the change in control transaction, the executive receives a reduced retention benefit in lieu of a change in control benefit. As a condition to receiving these severance benefits, the executive must agree not to compete with the Company, or its successor, and not to solicit customers or employees for a period following separation. See table titled Potential Payments Upon Termination or Change in Control.

2016 Executive Compensation Decisions
2016 Base Salary and Annual Incentive Targets Named Executive Officers
In 2015, the Compensation Committee independently engaged Willis Towers Watson to provide analysis of our peer group and recommend possible adjustments, and to provide an executive compensation competitive analysis, including peer group comparisons, of our executive officers. Except for executive compensation program review, recommendations and peer data analysis services, neither Willis Towers Watson nor any of its affiliates provided services to Umpqua or its affiliates during the past three years. In 2013, after the announcement of the Sterling merger, Towers Watson recommended and reviewed a peer group of 23 regional banks with assets between 0.5x and 2.0x Umpqua’s projected post-merger assets of $22.0 billion. The Committee reviewed the peer group with Willis Towers Watson in September 2015 and periodically throughout the year, and removed companies that had been or were in the process of being acquired (City National Corporation, FirstMerit Corporation, First Niagara Financial Group, Inc. and Susquehanna Bancshares, Inc.), as well as removing First Citizens BancShares, Inc. due to its unique ownership structure and other differences from the peer group, and First Republic Bank and SVB Financial Group due to their significantly larger asset size from the group, which the Committee believed could provide less meaningful competitive data. Willis Towers Watson also provided information about the peers’ revenue, operating income, net income, earnings per share growth and one-year TSR. The Committee decided to add three new peers after reviewing asset size and other aspects of their respective businesses—Bank of Hawaii Corporation, Trustmark Corporation and Wintrust Financial Corporation. The Committee noted that Umpqua would be in the 46th percentile based on asset size at the prior year end and the 56th percentile based on market capitalization at August 31, 2016, of the final peer group. The Committee considered input from Willis Towers Watson and from management in determining appropriate peers and came to its own conclusion as to the companies to be included. The Committee also noted the significant overlap with the peer group used by ISS, Glass Lewis and institutions included in the KRX Index. The peer group companies selected by the Committee were:

Company Name	Ticker	Company Name	Ticker
Associated Banc-Corp	ASBC	Prosperity Bancshares, Inc.	PRSP
Bank of Hawaii Corporation	BOH	Signature Bank	SBNY
BOK Financial Corporation	BOKF	Synovus Financial Corp.	SNV
Commerce Bancshares, Inc.	CBSH	TCF Financial Corporation	TCB
Cullen/Frost Bankers, Inc.	CFR	Trustmark Corporation	TRMK
East West Bancorp, Inc.	EWBC	UMB Financial Corporation	UMBF
First Horizon National Corporation	FHN	Valley National Bancorp	VLY
Fulton Financial Corporation	FULT	Webster Financial Corporation	WBS
Hancock Holding Company	HBHC	Wintrust Financial Corporation	WTFC
Popular, Inc.	BPOP

In setting 2016 base salaries and incentive targets, the Compensation Committee and management referred to and considered the data and recommendations contained in an executive compensation analysis provided by Willis Towers Watson using the above peer group. Management prepared a pro forma summary compensation table, which was used by the Committee as comparative tally sheets for review of named executive officer compensation.

In December 2015 and January 2016, Mr. Davis met with the Compensation Committee to review his recommendations for the other named executive officers, based on his evaluation of their performance and review of the Willis Towers Watson compensation data. The Committee approved the following base salaries and incentive targets for the named executive officers in 2016; the Committee did not change target incentive levels for 2016.

	2016 Base Salary	% increase over salary prior year	Target Incentive*	% increase (decrease) over prior year	Target Incentive as a % of Base Salary	Target Cash Compensation (Base plus Incentive)
Davis	$950,000	0%	$950,000	0%	100.0%	$1,900,000
O'Haver	$565,000	0%	$480,250	0%	85.0%	$1,045,250
Nixon*	$460,000	10.8%	$345,000	10.8%	75.0%	$805,000
Farnsworth	$425,000	0%	$340,000	0%	80.0%	$765,000
Shotwell	$315,000	5.0%	$189,000	5.0%	60.0%	$504,000
Seibly	$565,000	0%	$480,250	0%	85.0%	$1,045,250

*
Mr. Nixon became an executive officer in November 2016, and received a salary increase to $460,000 at that time as a result of his promotion. His target incentive as a percentage of base salary did not change.

2016 Incentive Compensation Earned by the Named Executive Officers
The Compensation Committee considered a variety of possible performance areas and determined that the following performance categories would focus the named executive officers on objectives that would benefit the Company and its shareholders:

•	corporate financial targets-measured by operating earnings per share-fully diluted;

•	regulatory and compliance goals; and

•	business unit budgeted profitability or expense goals (for all except Mr. Davis).
Mr. Nixon’s 2016 incentive compensation, set prior to him becoming an executive officer, also included an individual goal category. Beginning January 2012, the Compensation Committee removed all subjective elements to the annual incentive plans for named executive officers, to eliminate any perception that it was exercising or could exercise positive discretion with respect to any named executive officer’s annual incentive plan. Therefore, the subjective leadership goal was eliminated for Mr. Davis and the subjective “personal” goals were eliminated for the other named executive officers, leaving only objectively measurable components for the annual incentive plans. However, the CEO reports individual executive performance to the Compensation Committee and the Compensation Committee retains the discretion to apply subjective determinations, or “negative discretion,” for purposes of reducing awards.

OEPS targets are set by the board based upon the Finance and Capital Committee’s recommendation. In 2016, three of the six members of the Compensation Committee also served on the Finance and Capital Committee, so they understood the Company’s budgeting process, and financial performance at the enterprise and business unit level, and used this information when reviewing and approving incentive payouts to our named executive officers. The Company does not offer guidance on our OEPS, earnings per share or growth rate targets, and we regard these internal targets as confidential. However, we provide the Company-wide OEPS target on a retrospective basis. The OEPS target for 100% payout of the financial component is intended to be challenging but achievable, requiring year-over-year growth or increases in value. The percentage payout ranges for 2016 ranged from 0% to 150% of base salary.

Historically, our OEPS targets have not been easy to achieve. The following table compares actual results against target OEPS and shows the percentage payment of the corporate financial target incentive for the years 2012-2016:

Year	OEPS for 75-80% Payout*	OEPS for 100% Payout	Reported OEPS (fully diluted)	Percentage Payout of OEPS Component
2012	$0.66-$0.76	$0.77-$0.86	$0.93	125%
2013	$0.85-$0.95	$0.96-$1.06	$0.94	80%
2014	$0.92-$1.019	$1.02-$1.119	$1.08	100%
2015	$1.10-$1.199	$1.20-$1.299	$1.15	75%
2016	$1.02-$1.119	$1.12-$1.219	$1.19	100%
*75% for 2015 and 2016

The achievement of compliance and regulatory goals, as measured by ratings achieved in regulatory examinations and internal audit and compliance reviews are objective standards, as are the budgeted income and expense goals for the business units that are within the jurisdiction of the other named executive officers. These objective standards are consistent with the 2013 Plan and comprise 100% of the target incentive for named executive officers other than Mr. Nixon in 2016. For 2016, Mr. Nixon’s target incentive, adopted prior to his becoming an executive officer, included the following categories: OEPS (40%), budgeted income goals for his business unit (40%), regulatory and compliance (10%) and individual goals (10%).

In January 2017, the Compensation Committee reviewed 2016 OEPS, regulatory and budget-to-actual results against the incentive plans for each of the named executive officers and received an overview of Mr. Nixon’s performance to his individual goals. The Committee determined that the Company’s actual OEPS for 2016 met the target range for 100% payout of the financial component. The Committee also determined that the named executive officers earned a 0-50% payout of the regulatory/compliance component and a 85-100% payout of the business unit financial goal and that Mr. Nixon achieved a 100% payout of his individual goal component. Mr. Seibly resigned mid-year and was not eligible to receive an incentive payout. The Committee determined not to exercise its negative discretion with respect to any named executive officer.

The 2016 incentive compensation awarded to each named executive officer, itemized by category, is as follows:

Name	Financial Performance OEPS	%*	Regulatory	%*	Business Unit Financial**	%*	Individual Goals	%	Total Paid	Target	Total as a % of Target
Davis	$760,000	80	-	20	N/A	0			$760,000	$950,000	80%
O’Haver	$336,175	70	-	15	$72,038	15			$408,213	$480,250	85%
Nixon	$138,000	40	$17,250	10	$135,240	40	$34,500	10	$324,990	$345,000	94.2%
Farnsworth	$238,000	70	-	15	$49,980	15			$287,980	$340,000	84.7%
Shotwell	$113,400	60	$18,900	20	$32,000	20			$164,300	$189,000	86.9%
Seibly***	-	70	-	15	-	15			-	$480,250	0%

*	This figure represents the percentage of the total target incentive that is allocated to each performance category shown in the column to the left.

**
For all named executive officers except the CEO, this figure is their respective business unit profitability or expense control goal. Each business unit has budget goals for revenue and expenses that roll up into the Company’s consolidated budget and each business unit’s performance is measured against those budget goals.

***	Mr. Seibly resigned effective May 11, 2016; the terms of the incentive plan require continued employment through year end.

The Compensation Committee also reviewed the objective components of the annual performance reviews of the other named executive officers. In determining whether to exercise negative discretion with respect to any of those officers, Mr. Davis presented his evaluation of the performance of each of the other named executive officers and recommended the 2016 annual cash incentives to be paid to each executive officer. The Committee places significant weight on the CEO’s incentive award recommendations, but the Committee independently reviewed and approved those recommendations.

2016 Long Term Incentive Compensation
In January 2016, the Compensation Committee approved an award of 100,000 performance-based RSAs to Mr. Davis. The Committee determined that the aggregate equity awards to Mr. Davis should be valued at not less than his base salary and decided to provide for an award valued at approximately 150% of base salary. To provide a mix of performance awards for shareholder alignment and time vested awards for retention purposes, Messrs. O’Haver, Seibly and Farnsworth received awards in 2016 that were allocated 70% to performance-based vesting and 30% to time vesting, and Mr. Shotwell received awards in 2016 allocated 60% to performance-based vesting and 40% to time vesting. Upon his initial hire in November 2015, Mr. Nixon received a time-based restricted stock award of 25,000 shares; he did not receive any awards in 2016. These grants are described in the Grants of Plan-Based Awards table. All of the performance-vested shares condition vesting on the Company’s TSR performance compared to the KRX total return index (50%) and the Company’s ROATCE performance compared to the Compensation Committee selected peer group (50%). The performance vesting conditions are the same for all named executive officers. See Restricted Share Awards, above. The Committee also confirmed the satisfaction of vesting conditions of TSR-based awards originally granted in 2013.

Internal Pay Equity
In January 2016, the Compensation Committee considered internal pay equity when it reviewed the total compensation paid to the CEO, as compared to the other named executive officers and the CEO’s other direct reports. Based on its review, the Committee was satisfied that the comparative relationship between the compensation of the CEO and Umpqua’s other named executives is appropriate.

Section 4 – Other Compensation Information

Role of Tax and Regulatory Requirements
Under Section 162(m) of the Code, the Company is generally prohibited from deducting for federal income tax purposes employee compensation that would otherwise be deductible to the extent that the compensation exceeds $1.0 million for any covered employee in any fiscal year. However, compensation that is performance-based, as defined in the Code, is not subject to the deductibility limits. The board’s goal is for all compensation paid by the Company to be fully deductible for federal income tax purposes, and the Company’s executive compensation is structured in a manner intended to satisfy the “qualified performance-based compensation” exception of Section 162(m) of the Code. However, the Company reserves the right to pay compensation that is not deductible if it determines that the compensation is consistent with the goals of the executive compensation program. In addition, despite the Company’s efforts to structure compensation in a manner intended to be exempt from the deduction limits under Section 162(m) of the Code because of ambiguities and uncertainties as to the application and interpretation of Section 162(m) and the regulations issued thereunder, no assurance can be given that compensation will so qualify.
The employment agreements with our named executive officers provide that if the severance and change in control benefits payable to the executive would constitute an “excess parachute payment” as defined in Section 280G of the Code, such benefit payments shall be reduced to the largest amount that will result in no portion of benefit payments being subject to the excise tax imposed by Section 4999 of the Code.

Those agreements also provide that if any benefit thereunder is subject to Section 409A of the Code and the executive is deemed to be a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, commencement of payment of the benefit shall be delayed for six months following the executive’s termination of employment.

The agreements with our named executive officers also provide that Umpqua shall not pay any benefit to the extent that such payment would be prohibited by the provisions of Part 359 of the regulations of the Federal Deposit Insurance Corporation (the “FDIC”), as the same may be amended from time to time.

Review of Risk Associated with Compensation Plans
The Company develops and implements compensation plans that provide strategic direction to the participant and engages them in the Company's success, which contributes to shareholder value. We believe our approach to goal setting, establishing targets with payouts at multiple levels of performance, evaluation of performance results and negative discretion in the payout of incentives help to mitigate excessive risk-taking that could harm company value or reward poor judgment by our executives.

Compensation policies and practices are determined by reviewing compensation analyses including industry/market benchmarking reports to determine competitive pay packages. The Company's variable pay programs are designed to reward outstanding individual and team performance while mitigating risk taking behavior that might affect financial results.

Performance incentive rewards for all plans continue to be focused on results that possibly impact earnings, profitability, credit quality, reasonable loan growth, deposit growth, sound investment advice, superior customer service, sound operations and compliance, sustainable culture, and leadership excellence.

Incentive plans, which are reviewed and revised on an annual basis, have defined terms and conditions which enable the Company to adjust the final scoring and payment of the plan, including adjustments that may only become apparent upon an after the fact review. In addition, some incentive plans may have specific and defined holdbacks and modifiers enabling adjustments at the time of payout.

Generally, there is more oversight of plans that have a higher degree of risk, larger payouts, and those plans that could have the greatest negative impact on the Company's safety and soundness, such as plans for Commercial, Retail, Mortgage and Umpqua Investments. The more risk associated with the incentive plan the more review and approval hurdles must be crossed before payment is made.

In January 2016, the Compensation Committee met with executive officers of the Company to review the incentive compensation plans and concluded that, based on the controls described above and elsewhere in this proxy statement, those plans do not present risks that are reasonably likely to have a material adverse effect on the Company.

When evaluating risk, the Compensation Committee noted that OEPS, which are based directly on audited numbers, are the primary financial component of annual incentive compensation. In this environment, credit costs and the net interest margin are the primary drivers of OEPS. The Committee and the board, as a whole, receive regular reports about OEPS and the steps taken by management to address credit costs, deposit prices and loan yields. The degree of oversight devoted to OEPS is a strong risk control.

In addition, the Company has adopted compensation practices, as discussed in this proxy statement, that discourage excessive or unnecessary risk-taking, such as:

•	prohibiting the re-pricing of stock options;

•	requiring executives to acquire and hold substantial ownership positions in company stock;

•	implementing “clawback” provisions in incentive plans; and

•	adopting a “hold to retirement” policy with respect to 75% of the net gains from equity awards.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K.

Based on the foregoing review and discussions, the Compensation Committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into the Company’s annual report on Form 10-K for the year ended December 31, 2016.

Submitted by the Compensation Committee:
Luis F. Machuca (Chair)
Luanne Calvert
Maria M. Pope
John F. Schultz (Vice Chair)
Bryan L. Timm

COMPENSATION TABLES

Summary Compensation Table

The following table summarizes the total compensation awarded to, paid to or earned by the named executive officers for the fiscal year ended December 31, 2016.

Name and Principal Position	Year	Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
(a)	(b)	(c)	(d)(1)	(e)(2)	(f)	(g)(3)	(h)	(i)(4)	(j)
Davis, Raymond P. Chief Executive Officer	2016	$950,000	-	$1,422,000	-	$760,000	-	$61,343	$3,193,343
	2015	$950,000	-	$1,502,000	-	$760,000	-	$64,372	$3,276,372
	2014	$910,625	-	$1,702,301	-	$950,000	$412,124	$55,760	$4,030,810
O'Haver, Cort L. President	2016	$565,000	-	$570,480	-	$408,213	-	$42,954	$1,586,647
	2015	$565,000	-	$536,410	-	$372,000	-	$33,912	$1,507,322
	2014	$546,042	-	$1,213,940	-	$456,000	-	$27,468	$2,243,450
Nixon, Tory B. EVP/Commercial & Wealth	2016	$422,500	$60,000	-	-	$324,990	-	$247,978	$1,055,468

Farnsworth, Ronald L. EVP/Chief Financial Officer	2016	$425,000	-	$499,170	-	$287,980	-	$26,065	$1,238,214
	2015	$425,000	-	$459,780	-	$300,850	-	$24,823	$1,210,453
	2014	$392,500	-	$1,040,520	-	$293,000	-	$21,543	$1,747,563
Shotwell, David EVP/Chief Credit Officer	2016	$315,000	-	$285,520	-	$164,300	-	$17,233	$782,053

Seibly, J. Gregory Former President—Consumer Banking	2016	$259,855	-	$570,480	-	-	-	$462,725	$1,293,060
	2015	$565,000	-	$536,410	-	$339,000	-	$32,410	$1,472,820
	2014	$400,436	-	$1,629,808	-	$300,000	-	$2,291,028	$4,621,272

(1)	As part of Mr. Nixon’s recruitment, we agreed to a signing bonus of $60,000, payable in 2016 upon the earlier of his relocation to Portland, Oregon or July 1, 2016.

(2)
The amounts shown in column (e) represent the fair value of stock awards issued during the year(s) shown; no option awards were issued during those years. The assumptions made in calculating these values are disclosed in the Note 20 to our Consolidated Financial Statements included in our 2016 annual report on Form 10-K. For Mr. Seibly the 2014 amount includes the value of acceleration of vesting of restricted stock units ($210,177) originally issued by Sterling Financial Corporation in March 2012 upon the closing of the Sterling merger.

(3)	The amounts shown in column (g) were earned in the year(s) noted and awarded under the Company’s annual incentive plans, but paid the following year.

(4)
The table below itemizes the amounts shown in column (i), All Other Compensation, for 2016. For Mr. Seibly the amounts in 2014 include cash payments made by the Company, as successor to Sterling, in settlement of benefits under the Sterling Financial Corporation Change in Control Plan.

All Other Compensation

Name	Annual Paid Parking	Annual Dues and Club Memberships	Relocation Assistance (1)	Tax Gross Up of Relocation Assistance (2)	Supplemental Retirement Plan (3)	Match Contribution to 401(k)	Retention payment (4)	Total
Davis, R.	$2,880	$3,780	-	-	$46,733	$7,950	-	$61,343
O’Haver, C.	$2,880	$10,335	-	-	$21,789	$7,950	-	$42,954
Nixon, T.	$2,820	-	$134,058	$103,150	-	$7,950	-	$247,978
Farnsworth, R.	$2,880	-	-	-	$15,235	$7,950	-	$26,065
Shotwell, D.	$2,880	-	-	-	$6,403	$7,950	-	$17,233
Seibly, G.	$1,200	$1,575	-	-	-	$7,950	$452,000	$462,725

(1)
As part of the arrangements negotiated to induce Mr. Nixon to accept an employment offer and reflecting the specific circumstances of his hiring, including moving his family from San Diego, California, to Portland, Oregon, he received executive relocation assistance, including travel ($388), shipping ($28,861), temporary housing expense ($25,000) and reimbursements of closing costs related to the sale of his residence ($79,809).

(2)	Tax reimbursements (gross up) related to relocation assistance.

(3)	Amount contributed by Company in 2017 to the executive’s account under the Supplemental Retirement Plan based on 2016 eligible compensation.

(4)
For Mr. Seibly the amount is a retention bonus pursuant to the terms of his employment agreement for remaining employed through the second anniversary of the effective date of the merger with Sterling. The Company entered into the employment agreement with Mr. Seibly effective as of, and subject to the occurrence of, the merger with Sterling.

Compensation Agreements
Employment Agreement with Mr. Davis
Our agreement with Mr. Davis, effective July 1, 2003, provided for his employment as President and Chief Executive Officer. It had no specific term and was terminable at any time for any reason or for no reason at all. On February 3, 2017, the Company and Mr. Davis amended the employment agreement to reflect his new role as Executive Chairman. His amended employment agreement expires January 1, 2018. During 2016, Mr. Davis’s employment agreement provided that if we had terminated his employment “without cause” or if he terminated employment for “good reason,” as defined in the agreement, he would have been entitled to a severance benefit equal to twice his base salary just prior to termination and twice his incentive received the prior year. If Mr. Davis’s employment had terminated “without cause” or for “good reason” as a result of a change in control, his employment agreement provided for payment of a severance benefit equal to three years’ base salary and three times the incentive that he was targeted to receive that year, payable over 36 months, as well as health and welfare benefits for three years following termination. His amended agreement provides for a severance benefit equal to one years’ base salary and a change in control severance benefit equal to two years’ base salary and two times his target annual incentive plus the value of his annual health benefits.

Retirement Plan for Mr. Davis
The Company has a Supplemental Executive Retirement Plan with Mr. Davis dated July 1, 2003, which was amended and restated effective January 1, 2007 (the “Davis SERP”) to provide for a fixed schedule of retirement benefits to be paid to him when he retires. As restated in 2007, the Davis SERP benefit cannot exceed $850,000 per year. In the event of his death while in the employ of the Company, his estate or designated beneficiary is entitled to receive payments under the SERP as if he had elected to retire the day prior to his death. See the table titled Pension Benefits.

Employment Agreement with Mr. O’Haver

On February 3, 2017, the Company and Mr. O’Haver entered into an amendment to his employment agreement to reflect his promotion to President and Chief Executive Officer effective January 1, 2017. Mr. O’Haver’s employment agreement, as amended, expires December 31, 2021. His amended agreement provides for a severance benefit equal to two times base salary at the time of termination and two times the annual cash incentive compensation paid for the year prior to termination and a change in control severance benefit to 2.5 times base salary at the time of termination and 250% of the annual cash incentive compensation paid for the year prior to termination, each payable in the event of termination “without cause” by the Company or for “good reason” by Mr. O’Haver. The terms of Mr. O’Haver’s employment agreement effective for 2016 are described below.

Employment Agreements with Named Executive Officers

Name	Expiration Date (1)	Severance Benefit (2)	Change in Control (3)	CIC Retention Benefit (4)
O’Haver, Cort	12/31/2019	9 mo. salary	24 mo. salary + 200% of prior year incentive	12 mo. salary + 100% of prior year incentive
Nixon, Tory	12/31/2020	6 mo. salary	12 mo. salary + 100% of prior year incentive	N/A
Farnsworth, Ron	12/31/2018	40 weeks’ salary	24 mo. salary + 200% of prior year incentive	12 mo. salary + 100% of prior year incentive
Shotwell, David	12/31/2018	9 mo. salary	24 mo. salary + 200% of prior year incentive	N/A

(1)	There is no specific term of employment and each agreement is terminable by the Company or the executive at any time, with or without cause.

(2)
Calculated as the greater of: (i) the number of months of current base salary at the time of termination; or (ii) two weeks for every year of employment. The severance benefit is payable if the executive is terminated “without cause” or if the executive leaves for “good reason,” as defined in the agreement.

(3)
Calculated as the number of months of current base salary at the time of termination plus a multiple of the executive’s incentive paid for the prior year, payable monthly over a period equal to the number of months of base salary paid. This change in control benefit is payable only if the executive’s employment is terminated within 12 months after the change in control transaction and it is paid in lieu of a severance benefit.

(4)
Calculated as the number of months of current base salary at the time of termination plus a multiple of the executive’s incentive paid for the prior year, payable monthly over a period equal to the number of months of base salary paid. This benefit is payable 12 months following a change in control if the executive remains employed for at least 12 months after the change in control transaction and it is paid in lieu of a severance or change in control benefit.

Mr. Seibly’s employment agreement expired April 18, 2016, and his last day of employment was May 11, 2016. He did not receive any payments in connection with his resignation.
Miscellaneous Provisions in Executive Employment Agreements
Each of our Employment Agreements with named executive officers includes the following provisions:

•	An adjustment that prohibits any benefit payment to the executive to the extent it would constitute an “excess parachute payment” under Section 280G of the Internal Revenue Code.

•	A prohibition on competing with the Company during the time that the executive is receiving payment of a severance, change in control or retention incentive benefit.

•	Receipt of the change in control benefit is subject to a “double trigger” such that there must be a qualifying termination of employment in addition to a change in control event.

•	A prohibition on solicitation of the Company’s customers or employees for two years following the executive’s departure.

•
A requirement that the executive sign a release of claims against the Company as a condition to receiving a severance or change in control benefit. This release of claims provision is not included in Mr. Davis’s agreement.

Deferred Compensation Plan and Supplement Retirement Plan
In September 2008, the Company adopted a non-qualified Supplemental Retirement and Deferred Compensation Plan. The deferred compensation component of the plan is made available to officers selected by the Compensation Committee based on their position and compensation level. All executive officers are eligible to participate. Participants may defer a portion of their salary (up to 50%) into a plan account and invest it in various mutual funds that are similar to those available under the 401(k) plan. The Company has no plans to make discretionary contributions to the deferred compensation accounts.

The supplemental retirement component of the plan is provided for senior officers who are selected by the Compensation Committee. Under the plan the Company may make discretionary profit sharing or other contributions to the plan. The plan is designed to be administered under Sections 201(2) and 301(a)(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). In 2016, each of the named executive officers were eligible to participate in this plan, and contributions made by the Company to their accounts are reported in the All Other Compensation table above and equaled 3% of eligible compensation (determined in the same manner as the 401(k) plan). Participants may invest contributions in various mutual funds that are similar to those available under the 401(k) plan.

401(k) and Profit Sharing Plan
Umpqua sponsors and administers a 401(k) salary deferral and profit sharing plan covering substantially all employees of the Company and its subsidiaries. The qualified plan is subject to ERISA. Participants may elect to contribute 100% of eligible compensation to the plan each year, subject to applicable IRC limits on annual employee deferrals. In 2016, the Company made a matching contribution of 50% of each participant’s salary deferral, up to 6% of eligible compensation. Our named executive officers are eligible to participate in the plan under the same terms and conditions as other employees.

2013 Incentive Plan
The 2013 Plan, which was adopted by shareholders at the 2013 annual meeting, supports the Company’s long term business objectives in a manner consistent with our executive compensation philosophy. In 2016, shareholders approved an amendment to the 2013 Plan to add eight million shares (equivalent to four million restricted stock or performance share awards). The Company’s board of directors believes that allowing the Company to offer stock-based compensation under the 2013 Plan will:

•	Align the interests of employees and other award recipients with the interests of the Company’s shareholders; and

•	Attract, motivate and retain experienced and highly qualified individuals who will contribute to the success of the Company.

The 2013 Plan provides the Compensation Committee with flexibility regarding the types of awards granted to executives and is designed to qualify equity awards and annual cash incentive awards as qualified performance-based compensation under Section 162(m) of the Code, which is deductible to the Company for income tax purposes. The Company may, however, elect to provide non-deductible compensation to its executive officers under the 2013 Plan.

The independent Compensation Committee selects all executive-level participants and determines participation levels and the terms and conditions of all awards made under the 2013 Plan subject to plan requirements including minimum vesting periods and shareholder approved performance metrics. The 2013 Plan authorizes the issuance of twelve million shares of the Company’s common stock (equivalent to six million restricted stock or performance share awards). A maximum of 400,000 shares may be granted under the 2013 Plan to an individual pursuant to stock options and stock appreciation rights during any one-year period. For any other award, a maximum of 200,000 shares may be granted under the 2013 Plan to an individual during any one-year period. In 2016, we issued 235,000 shares of restricted stock under the terms of the 2013 Plan to named executive officers, which could have resulted in a maximum of 331,250 shares being issued if all performance-based vesting conditions are satisfied at the highest level.

Grants of Plan-Based Awards

This table shows the plan-based awards granted to each named executive officer in the fiscal year ended December 31, 2016. The actual payouts under the annual incentive plans are shown in column (g) of the Summary Compensation Table.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock Awards ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)(2)	(l)(3)
Davis	1/1/16	0	950,000	1,377,500
RSAs (1)	2/1/16				0	100,000	150,000		$1,422,000
O’Haver	1/1/16	0	480,250	680,754
RSAs (1)	2/1/16				0	28,000	42,000		$398,160
RSAs	2/1/16							12,000	$172,320
Nixon	1/1/16	0	345,000	458,850
Farnsworth	1/1/16	0	340,000	481,950
RSAs (1)	2/1/16				0	24,500	36,750		$348,390
RSAs	2/1/16							10,500	$150,780
Shotwell	1/1/16	0	189,000	262,710
RSAs (1)	2/1/16				0	12,000	18,000		$170,640
RSAs	2/1/16							8,000	$114,880
Seibly	1/1/16	0	480,250	680,754
RSAs (1)	2/1/16				0	28,000	42,000		$398,160
RSAs	2/1/16							12,000	$172,320

(1)
The shares underlying RSAs reported in column (g) were issued under the 2013 Plan and vest three years following the grant date to the extent that the Company’s total shareholder return achieves specified targets as compared to the KRX total return index (for 50% of the shares) and that the Company’s return on average tangible common equity achieves specified targets compared to the group of peers. See Long Term Incentive Compensation.

(2)	The shares underlying RSAs reported in column (i) were issued under the 2013 Plan and vest 33.33% per year over three years, beginning one year following the grant date.

(3)
Column (l) shows the aggregate grant date fair value associated with all RSAs, as determined in accordance with FASB ASC 718, Stock Compensation. The assumptions used to calculate fair value are described in the Notes to our Consolidated Financial Statements included in our Annual Report on Form 10-K.

Outstanding Equity Awards at Fiscal Year-End

This table shows information concerning unexercised stock options and unvested restricted stock awards held by each named executive officer as of December 31, 2016. Awards granted prior to April 19, 2013 were granted under the 2003 Plan or the 2007 LTI Plan. Awards granted after that date were granted under the 2013 Plan. Mr. Seibly had no outstanding equity awards at fiscal year-end.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
(a)(1)	(b)(2)	(c)(3)	(e)(4)	(f)(5)	(g)(6)	(h)(7)	(i)(8)	(j)(9)
Davis, R.
03/05/2007	50,000		$26.12	3/05/2017
08/02/2010	15,000		$12.87	8/01/2020
1/27/2014							44,707	$839,597
02/02/2015							100,000	$1,878,000
02/01/2016							100,000	$1,878,000
O’Haver, C.
01/27/2014					4,666	$87,627
01/27/2014							21,000	$394,380
04/24/2014							35,000	$657,300
02/02/2015					7,000	$131,460
02/02/2015							24,500	$460,110
02/01/2016					12,000	$225,360
02/01/2016							28,000	$525,840
Nixon, T.
11/23/2015					16,666	$312,987
Farnsworth, R.
01/27/2014					4,000	$75,120
01/27/2014							18,000	$338,040
04/24/2014							30,000	$563,400
02/02/2015					6,000	$112,680
02/02/2015							21,000	$394,380
02/01/2016					10,500	$197,190
02/01/2016							24,500	$460,110
Shotwell, D.
01/31/2014					1,166	$21,897
02/02/2015					5,000	$93,900
02/01/2016					8,000	$150,240
02/01/2016							12,000	$225,360

(1)	In column (a), the grant date of each award is noted below the name of each named executive officer.

(2)	Column (b) shows the number of shares underlying vested (exercisable) but not exercised stock options at the fiscal year ending December 31, 2016.

(3)	Column (c) shows the number of shares underlying unexercised options that are not exercisable because they had not vested at the end of the fiscal year.

(4)	Column (e) shows the exercise price to be paid by the executive to acquire the shares subject to the option.

(5)	Column (f) shows the date that each option expires, if not previously exercised. All such options expire three months following the termination of employment.

(6)
Column (g) shows the number of shares of restricted stock that have not vested as of December 31, 2016. RSA grants to Messrs. Farnsworth, Nixon, O’Haver and Shotwell shown in this column vest 33.3% per year over a three-year period, beginning one year following the date of grant.

(7)
Column (h) shows the aggregate market value of shares of restricted stock that have not vested as of December 31, 2016, using the closing price of Umpqua stock of $18.78 on December 30, 2016, the last trading day of the year.

(8)	Column (i) shows the shares issuable, assuming target vesting (100%) of the RSAs or PSAs.

(9)
Column (j) shows the aggregate market value of shares based on unvested RSAs or PSAs, using the closing price of Umpqua stock of $18.78 on December 30, 2016, the last trading day of the year, and assuming target vesting of the award.

“In the Money” Options at Fiscal Year-End
This table demonstrates the linkage between negative share price performance and option grants to the named executive officers.

Name	Option Shares Exercisable at 12/31/16 (1)	Option Shares “In the Money” at 12/31/16 (2)
Davis, Raymond P.	65,000	15,000
O’Haver, Cort L.	-	-
Nixon, Tory	-	-
Farnsworth, Ronald L.	-	-
Shotwell, David	-	-
Seibly, J. Gregory	-	-

(1)	Number of shares underlying unexercised but vested and exercisable options at December 31, 2016.

(2)	Number of exercisable option shares with an option exercise price less than the closing price of Umpqua stock ($18.78) on December 30, 2016, the last trading day of the year.

Option Exercises and Stock Vested

This table shows each stock option that was exercised by a named executive officer and the number of restricted shares that vested during the fiscal year ended December 31, 2016. In each case the option exercise price payable by the optionee and related taxes to be withheld were all received by the Company.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
(a)	(b)	(c)	(d)	(e)
Davis, Raymond	75,000	$519,750	110,348	$1,752,039
O’Haver, Cort	-	-	59,755	$931,286
Farnsworth, Ronald	8,000	$48,080	53,588	$832,554
Nixon, Tory	-	-	8,334	$148,929
Shotwell, David	-	-	5,233	$74,774
Seibly, J. Gregory	26,444	$81,183	133,756	$2,167,180

Pension Benefits

This table shows the current outstanding obligations of the Company under the Davis SERP, which is a non-qualified defined benefit plan and is the only retirement plan sponsored by the Company that is required to be reported in this table.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
(a)	(b) (1)	(c)(2)	(d) (3)	(e)
Davis, Raymond P.	Supplemental Executive Retirement Plan	N/A	$8,039,743	-

(1)	The Supplemental Executive Retirement Plan is also referred to in this proxy as the Davis SERP. See the section titled Retirement Plan for Mr. Davis for more information.

(2)
Mr. Davis had 12.5 years of credited service when the Davis SERP was amended in 2007. As amended, the agreement has a fixed schedule of benefits, based upon the month in which his employment terminates and the reason for termination. Years of credited service are no longer relevant to computing his benefits under the Davis SERP.

(3)
The present value of Mr. Davis’s accumulated benefit under the Davis SERP, computed as of December 31, 2016, which is the measurement date used for financial statement reporting purposes with respect to Umpqua’s audited financial statements for the fiscal year ended December 31, 2016. During 2016, Umpqua did not accrue any amounts for the Davis SERP. The benefits payable by Umpqua under the Davis SERP are reduced by the amounts otherwise provided by Social Security and other retirement benefits paid by us, and these estimated amounts are reflected in the present value shown in column (d). The present value is calculated using a discount rate of 6.25% and Internal Revenue Service mortality tables for life expectancy.

Mr. Davis, or his beneficiary upon his death, would be entitled to receive an annual benefit of $850,000 (less the deductions for Social Security and other retirement benefits paid by the Company) if his employment terminated for any of the following reasons: Retirement, Disability, Change in Control or Death. “Disability” and “Change in Control” are defined in the SERP and are consistent with the definitions of the same terms found in his Employment Agreement. Mr. Davis reached “Retirement Age” under the SERP on June 3, 2011, his 62nd birthday. In 2014, Mr. Davis turned 65 and the SERP provides that his annual benefit is fixed at $850,000 per year. Payment of the annual benefit continues until (i) 36 months prior to his predicted life expectancy, measured at termination of employment, if he dies prior to that date or (ii) 36 months after his predicted life expectancy, if he survives to that date.

Nonqualified Deferred Compensation

Name	Plan	Executive Contributions in 2016	Registrant Contributions in 2016	Aggregate earnings in 2016	Aggregate balance at 12/31/2016
(a)		(b)(1)	(c)(2)	(d)(3)	(e)
Davis, Raymond	Supplemental Retirement and Deferred Compensation Plan	-	$49,962	$94,318	$655,930
O’Haver, Cort	Supplemental Retirement and Deferred Compensation Plan	-	$23,202	$8,058	$86,040
Farnsworth, Ronald	Supplemental Retirement and Deferred Compensation Plan	-	$14,113	($1,970)	$59,181
Shotwell, David	Supplemental Retirement and Deferred Compensation Plan	$40,050	$4,118	$16,020	$204,936
Nixon, Tory	Supplemental Retirement and Deferred Compensation Plan	-	-	-	-
Seibly, J. Gregory	Supplemental Retirement and Deferred Compensation Plan	-	$18,000	$1,614	-

(1)     Amounts represented discretionary deferrals from salary or annual incentive compensation. All amounts deferred are included in the Salary or Non-Equity Incentive Plan Compensation disclosures in the Summary Compensation Table.
(2)    All amounts are included in the All Other Compensation disclosures in the Summary Compensation Table for 2015.

(3)	Amounts reflect change in market value including dividends paid and interest earned, but excluding fees paid by participants.

The Company adopted the non-qualified Supplemental Retirement and Deferred Compensation Plan in 2008. The deferred compensation component of the plan is available to eligible officers selected by the Compensation Committee each year, and all named executive officers are eligible to participate. Participants may elect to defer a portion of their salary (up to 50%) or annual cash incentive payment into a plan account and invest it in various mutual funds that are similar to those available under the 401(k) plan. The Company has not made, and has no plans to make, discretionary contributions to deferred compensation accounts. The supplement retirement component of the plan is for executive officers who are selected by the Compensation Committee to participate. Each year the Compensation Committee determines whether to recommend to the Board that the Company make a discretionary contribution to the supplemental retirement plan. The plan is designed to be administered under Sections 201(2) and 301(a)(3) of ERISA. In 2016, each of the named executive officers were eligible to participate in this plan, and contributions made by the Company to their accounts are reported in All Other Compensation in the Summary Compensation Table and equaled 3% of eligible compensation. Participants may invest contributions in various mutual funds that are similar to those available under the 401(k) plan. The Company does not guarantee earnings or pay interest on elective deferrals or Company discretionary contributions.

Potential Payments Upon Termination or Change in Control

The following table shows the cash and equity benefits payable to the named executive officers upon termination of employment for various reasons, including a change in control of the Company. See the summary of the executive’s employment agreement following the Summary Compensation Table for a description of how the severance and change in control benefits are calculated. For purposes of this table, it is assumed that the termination of employment occurred on December 31, 2016.

Name/Triggering Event	Cash payments	Annual SERP payments (1)	Equity awards (2)
Davis, Ray
Death/disability (3)	$100,000	$721,943	$2,588,846
Involuntary termination (4, 5)	$3,450,378	$721,943	$818,895
Voluntary resignation/retirement	-	$721,943	$818,895
Qualifying termination following change in control (5, 6)	$3,097,173	$721,943	$4,595,597
Retention payment if employed 12 months following change in control	N/A	N/A	N/A

O’Haver, Cort
Death/disability	-	-	$1,007,548
Involuntary termination (4, 5)	$423,750	-	$470,123
Voluntary resignation/retirement	-	-	$470,123
Qualifying termination following change in control (5, 6)	$1,566,487	-	$1,824,777
Retention payment if employed 12 months following change in control (7)	$937,000	N/A	N/A

Nixon, Tory
Death/disability	-	-	-
Involuntary termination (4, 5)	$230,000	-	-
Voluntary resignation/retirement	-	-	-
Qualifying termination following change in control (5, 6)	$490,000	-	$312,987
Retention payment if employed 12 months following change in control	-	N/A	N/A

Farnsworth, Ron
Death/disability (1)	$100,000	-	$866,495
Involuntary termination (4, 5)	$326,923	-	$402,973
Voluntary resignation/retirement	-	-	$402,973
Qualifying termination following change in control (5, 6)	$1,430,618	-	$1,577,520
Retention payment if employed 12 months following change in control (7)	$725,580	N/A	N/A

Shotwell, David
Death/disability	-	-	$300,028
Involuntary termination (4, 5)	$236,250	-	$21,278
Voluntary resignation/retirement	-	-	$21,278
Qualifying termination after change in control (5, 6)	$722,024	-	$491,397
Retention payment if employed 12 months following change in control	N/A	N/A	N/A

(1)
The Davis SERP provides for annual payments of $721,943 ($850,000 less offsetting benefits as of December 31, 2016) for up to 36 months after (and to Mr. Davis’s beneficiary to a date 36 months prior to) his predicted life expectancy at the time of the triggering event.

(2)
This column shows the dollar value of additional shares (if any) that would vest under the executive’s restricted stock and performance shares awards, calculated at $18.78 per share, the closing price of Umpqua’s stock on December 30, 2016, the last trading day of the year.

(3)	Bank owned life insurance (BOLI) death benefit, providing for a payment if death occurs while employed. Excludes amounts payable under company-wide group life and disability plans.

(4)
Triggering events are termination without “cause” by the Company and termination for “good reason” by the executive officer as defined in employment agreements as a material reduction in base salary not shared by other executives or required relocation (and for Mr. Davis material changes in authority or responsibility). Cash payments to Mr. Davis are equal to two years’ base salary and two times the amount of cash incentive received the prior year (paid over two years) and the estimated cost of health and welfare plan benefits for two years following termination ($30,378). Cash payments to Messrs. O’Haver, Farnsworth and Shotwell are equal to the greater of nine months’ base salary or two weeks’ base salary for every year of service (paid over nine months). Cash payments to Mr. Nixon are equal to six months’ base salary.

(5)
Triggering events are termination without “cause” or executive termination for “good reason” within one year following a change in control. Cash payments to Mr. Davis are equal to three years’ base salary and three times the amount of targeted incentive (paid over three years) and the cost of health and welfare plan benefits for three years following termination ($45,567). Cash payments to Messrs. O’Haver, Farnsworth and Shotwell are equal to twenty-four months’ base salary and two times prior year incentive. Change in control termination benefits are in lieu of severance benefits. The amounts shown for Messrs. Davis, O’Haver, Nixon and Farnsworth are the present value of cash payments, reduced by the estimated amount of Code Section 280G cutbacks in the table below these footnotes. Cash payments to Mr. Nixon are equal to 12 months’ base salary and one times prior year incentive.

(6)
Receipt of benefits are conditioned upon the executive not competing with the Company or soliciting the Company’s employees or customers; and for Messrs. O’Haver, Nixon, Farnsworth and Shotwell the executive releasing claims against the Company.

(7)
Retention benefits are payable in lieu of severance and change in control benefits if the executive remains employed for a period of twelve months following a change in control and no other change in control benefits are payable under their employment agreements.

Change in control benefits for all executive officers of the Company are subject to reduction to the extent that they exceed the safe harbor amount calculated under Code Section 280G. The following table shows how the change in control cash benefit is calculated for those named executive officers whose benefit would be reduced under Section 280G.

Name	Change in control benefit under Employment Agreement (i)	Less §280G cutback (ii)	Net change in control cash benefit
Davis, Ray	$5,115,755	$2,018,582	$3,097,173
O'Haver, Cort	$1,859,727	$293,240	$1,566,487
Farnsworth, Ron	$1,440,644	$10,026	$1,430,618
Shotwell, David	$943,162	$221,138	$722,024

(i)	Represents present value of stream of cash payments.

(ii)
This calculation does not reflect the value of the non-compete provisions of the employment agreements, which we believe would reduce the amount of the cutback and increase the net change in control cash benefit.

INCORPORATION BY REFERENCE
The sections in this proxy-statement entitled “Compensation Committee Report” and “Audit and Compliance Committee Report” do not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates any such reports by reference therein.

QUESTIONS AND ANSWERS ABOUT VOTING AND THE SHAREHOLDER MEETING

Q:	Why did I receive the proxy materials?

A:
We have made the proxy materials available to you over the internet or, in some cases, mailed to you paper copies of these materials because the board is soliciting your proxy to vote your shares of our common stock at the annual meeting to be held on Wednesday, April 19, 2017 and at any adjournments or postponements of this meeting.

Q:	What is a proxy?

A:
The board is asking you to give us your proxy. Giving us your proxy means that you authorize another person or persons to vote your shares of our common stock at the annual meeting in the manner you direct. The written document you complete to designate someone as your proxy is usually called a “proxy card” or a “voting instruction form” depending on how the ownership of your shares is reflected in our records. If you are the record holder of your shares, a “proxy card” is the document used to designate your proxy to vote your shares. If you hold your shares in street name, a “voting instruction form” is the document used to instruct your broker (or other nominee) how your nominee should vote. In this proxy statement, the term “proxy card” means both the voting instruction form and proxy card unless otherwise indicated.

Q:	Why did I receive a Notice of Internet Availability of Proxy Materials instead of paper copies of the proxy materials?

A:
The Securities and Exchange Commission’s (“SEC”) notice and access rule allows us to furnish our proxy materials over the internet to our shareholders instead of mailing paper copies of those materials to each shareholder. As a result, on or before March 3, 2017 we sent a notice to most of our shareholders by mail or e-mail containing instructions on how to access our proxy materials over the internet and vote online. This notice is not a proxy card and cannot be used to vote your shares. If you received only a notice this year, you will not receive paper copies of the proxy materials unless you request the materials by following the instructions on the notice or on the website referred to in the notice.

We provided some of our shareholders, including shareholders who have previously asked to receive paper copies of the proxy materials, shareholders who are participants in our benefit plans and shareholders holding more than 1,000 shares of common stock, with paper copies of the proxy materials instead of a notice that the materials are electronically available over the internet. If you received paper copies of the notice or proxy materials, we encourage you to help us save money and reduce the environmental impact of delivering paper proxy materials to shareholders by signing up to receive all of your future proxy materials electronically, as described under “How can I receive my proxy materials electronically in the future?” below.

Q:	What does the Notice of Internet Availability of Proxy Materials look like?

A:
It will come in one of two forms. If you hold your shares in “street name” through a bank or broker, you will receive a document titled “Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting” from Broadridge Financial Solutions. If you are a registered shareholder, you should have received a document titled “Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting” from our transfer agent, Computershare.

Q:	What are shareholders being asked to vote on at the annual shareholder meeting?

A:	You will vote on:

•	Item 1: Election of 11 directors to serve until the next annual meeting of shareholders;

•	Item 2: Ratification (non-binding) of the selection of Moss Adams LLP (“Moss Adams”) as the Company’s independent registered public accounting firm for 2017;

•	Item 3: Advisory (non-binding) resolution on the Company’s executive compensation program (“say on pay” vote);

•	Item 4: Advisory (non-binding) vote on the frequency of the say on pay vote; and

•	Item 5 – Shareholder Proposal: If properly presented, a shareholder proposal, a copy of which is included in the proxy statement. The board of directors recommends a vote “AGAINST” this proposal.
The board of directors recommends that you vote “FOR” each nominee, ratification of the Audit Committee’s selection of Moss Adams as the Company’s independent registered public accounting firms, the advisory (non-binding) vote on executive compensation (say on pay) and one year for the frequency of the say on pay vote.

Q:	What do I need to do now?

A:	First, carefully read this document. Then, vote your shares by following the instructions from your broker, if your shares are held in “street name” or by one of the following methods:

•	if you received these printed materials by mail, mark, sign, date and return your proxy card in the enclosed return envelope as soon as possible;

•	call the toll-free number on the proxy card and follow the directions provided;

•	go to the website listed on the proxy card and follow the instructions provided; or

•
attend the shareholder meeting and submit a properly executed proxy or ballot. If a broker holds your shares in “street name,” you will need to get a legal proxy from your broker to vote in person at the meeting.

Voting by phone or on the internet has the same effect as submitting a properly executed proxy card.

Q:	What are my choices when voting?

A:	When you cast your vote on:

•	ELECTION OF DIRECTORS: You may vote in favor of electing the nominees as directors or vote against one or more nominees or you may abstain from voting;

•	OTHER MATTERS: You may cast your vote in favor of or against the proposal, or you may elect to abstain from voting your shares.

Q:	What if I abstain from voting?

A:
If your shares are represented at the annual meeting, in person or by proxy, but you abstain from voting on a matter, or include instructions in your proxy to abstain from voting on a matter, your shares will be counted for the purpose of determining if a quorum is present.

Q:	Who is eligible to vote?

A:
Holders of record of Umpqua common stock at the close of business on February 10, 2017 are eligible to vote at Umpqua’s annual meeting of shareholders. As of that date, there were 220,343,519 shares of Umpqua common stock outstanding held by 5,067 holders of record, a number that does not include beneficial owners who hold shares in “street name.”

Q:	How many shares are owned by Umpqua’s directors and executive officers?

A:
On February 10, 2017, Umpqua’s directors and executive officers beneficially owned 1,088,774 shares entitled to vote at the annual meeting, constituting less than 1.0% of the total shares outstanding and entitled to vote at the meeting.

Q:	What if I hold shares of Umpqua common stock in the Umpqua benefit plans?

A:
You will be given the opportunity to instruct the trustee of the Umpqua Bank 401(k) and Profit Sharing Plan (the “401(k) Plan”) and the Supplemental Retirement/Deferred Compensation Plan (the “NQ Plan”) how to vote the shares that you hold in your account. To the extent that you do not timely give such instructions, the trustee will vote all unvoted shares held in the 401(k) Plan in proportion to the voted shares, and the trustee will vote the unvoted shares in the NQ Plan as recommended by the board of directors.

Q:	Can I change my vote after I have mailed my signed proxy card or voted by telephone or electronically?

A:	Yes. If you have not voted through your broker, you can do this by:

•	calling the toll-free number on the Notice and Access Card or proxy card not later than 11:59 p.m. Pacific Standard Time on the day before the meeting and following the directions provided;

•
going to the website listed on the Notice and Access Card or proxy card, following the instructions provided and submitting your change no later than 11:59 p.m. Pacific Standard Time on the day before the meeting;

•	submitting a properly executed proxy prior to the meeting bearing a later date than your previous proxy;

•	notifying Umpqua’s corporate Secretary, in writing, of the revocation of your proxy before the meeting; or

•	voting in person at the meeting, but simply attending the meeting will not, in and of itself, revoke a proxy.
If you voted through your broker, please contact your broker to change or revoke your vote.

Q:	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:
Yes, but only if you give your broker instructions. If your shares are held by your broker (or other nominee), you should receive this document and an instruction card from your broker. Your broker will vote your shares if you provide instructions on how to vote. If you do not tell your broker how to vote, your broker may vote your shares in favor of ratification of the auditor appointment but may not vote your shares on the election of directors or any other item of business. However, your broker is not required to vote your shares if you do not provide instructions.

Q:	Can I attend the shareholder meeting even if I vote by proxy?

A:	Yes. All shareholders are welcome to attend and we encourage you to do so. Please carefully review the rules regarding admission to the annual meeting described below.

Q:	Why did I receive more than one Notice and Access Card or multiple proxy cards?

A:	You may receive multiple cards if you hold your shares in different ways (e.g. joint tenancy, in trust or in custodial accounts). You should vote each proxy card that you receive.

Q:	How do you determine a quorum?

A:
Umpqua must have a quorum to conduct any business at the annual meeting. Shareholders holding at least a majority of the outstanding shares of Umpqua common stock as of the record date must attend the meeting in person or by proxy to have a quorum. Umpqua shareholders who attend the meeting or submit a proxy but abstain from voting on a given matter will have their shares counted as “present” for determining a quorum. Broker non-votes will also be counted as “present” for establishing a quorum.

Q:	What is a broker non-vote?

A:
Under New York Stock Exchange (“NYSE”) Rule 452, brokers are entitled to vote shares held by them for their customers on matters deemed “routine” under applicable rules, even though the brokers have not received voting instructions from their customers. Although Umpqua is listed on the NASDAQ Global Select market, Rule 452 affects us since most of the common shares held in “street name” are held with NYSE member-brokers. The ratification of our independent registered public accounting firm currently qualifies as a “routine” matter. Your broker, therefore, may vote your shares in its discretion on that routine matter if you do not instruct your broker how to vote on them. Your broker is prohibited from voting your shares on non-routine matters unless you have given voting instructions on that matter to your broker. The election of directors (Item 1), and other matters expected to be presented at the annual meeting are deemed to be non-routine matters under Rule 452, so your broker may not vote on these matters in its discretion. If you do not give voting instructions with respect to these matters your broker will need to return a proxy card without voting on these non-routine matters, which is referred to as a “broker non-vote” or sometimes referred to as “uninstructed shares.”

Q:	How do you count votes?

A:
Each common share is entitled to one vote. The named proxies will vote shares as instructed on the proxies. In the election of directors, each share is entitled to one vote for each director position to be filled, and shareholders may not cumulate votes. You may vote “For” or “Against” or “Abstain” from voting with respect to each director nominee and each of the other proposals. A representative of Computershare, our transfer agent, will count the votes and serve as our inspector of elections. The following table summarizes the votes required for passage of each proposal and the effect of abstentions and uninstructed shares held by brokers.

Proposal Number	Proposal	Vote Required	Effect of Abstentions	Broker Discretionary Voting Allowed?	Effect of Broker Non-Votes
1	Election of Directors	Votes cast “For” exceed “Against” votes (1)	No effect; not treated as a vote cast, except for quorum purposes	No	No Effect

2	Ratification of Independent Registered Public Accounting Firm	Votes cast “For” exceed “Against” votes	No effect; not treated as a vote cast, except for quorum purposes	Yes	Not Applicable

3	Advisory vote on executive compensation (“say on pay”)	Votes cast “For” exceed “Against” votes	No effect; not treated as a vote cast, except for quorum purposes	No	No Effect

4	Advisory vote on frequency of say on pay vote	N/A—shareholders may vote for every one, two or three years or abstain	No effect	No	No Effect

5	Shareholder Proposal	Votes cast “For” exceed “Against” votes	No effect; not treated as a vote cast, except for quorum purposes	No	No Effect

(1)
Requires a plurality of the votes cast to elect a director. The eleven director positions to be filled at the annual meeting will be filled by the nominees who receive the highest number of votes. However, we have adopted a majority voting policy that requires any director who receives more “Against” votes than “For” votes to offer to resign from the board.

If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be counted as a vote in favor of each director nominee, and in favor of Items 2 (auditor ratification) and 3 (say on pay), for one year on Item 4, and against the shareholder proposal.

Q:	Is my vote confidential?

A:
We maintain the confidentiality of the votes of individual shareholders. We believe that ballots, proxy forms, and voting instructions returned to brokerage firms, banks, and other holders of record are kept confidential by those third parties. Only the proxy solicitor, the proxy tabulator, and the inspector of election have access to the ballots, proxy forms, and voting instructions. Our shareholder relations officer has online access to votes cast by registered shareholders, but does not access that information. The proxy solicitor and the proxy tabulator will disclose information taken from the ballots, proxy forms, and voting instructions only if there is a proxy contest, if the shareholder authorizes disclosure, to assert or defend legal claims, to determine compliance with law or as otherwise required by law. If you write comments on your proxy card or ballot, or attach materials to your proxy card or ballot, management may learn how you voted in reviewing your comments and such information may not be kept confidential.

Q:	Who pays the cost of proxy solicitation?

A:
Umpqua pays the cost of soliciting proxies. We have hired D. F. King & Co. to solicit proxies for this meeting and we will pay their fees of $17,500 plus out of pocket costs. Proxies will be solicited by mail, telephone, facsimile, e-mail and personal contact. We may reimburse brokers and other nominee holders for their expenses in sending proxy material and obtaining proxies. In addition to solicitation of proxies by mail, our officers and employees may solicit proxies in person or by telephone, fax, e-mail or letter, without extra compensation.

Q:	How can I receive my proxy materials electronically in the future?

A:
Although you may request paper copies of the proxy materials, we would prefer to send proxy materials to shareholders electronically. Shareholders who sign up to receive proxy materials electronically will receive an e-mail prior to next year’s annual meeting with links to the proxy materials, which may give them faster delivery of the materials and will help us save printing and mailing costs and conserve natural resources. Your election to receive proxy materials by e-mail will remain in effect until you terminate your election. To receive proxy materials electronically by e-mail in the future, follow the instructions described below or on the notice.

If we sent you proxy materials by mail and you would like to sign up to receive these materials electronically in the future, please have your proxy card available and register using one of the following choices:

Record Holders	If you are the record holder of your shares, you may either go to www.envisionreports.com/umpq2017 and follow the instructions for requesting meeting materials or call 800-652-8683.

Street Name Holders
If you hold your shares in street name, you may either go to www.edocumentview.com/UMPQ2017 and follow the instructions to enroll for electronic delivery or contact your brokerage firm, bank, or other similar entity that holds your shares.

If you have previously agreed to electronic delivery of our proxy materials, but wish to receive paper copies of these materials for the annual meeting or for future meetings, please follow the instructions on the website referred to on the electronic notice you received.

Q:	Are there any rules regarding admission to the annual meeting?

A:
Yes. You are entitled to attend the annual meeting only if you were, or you hold a valid legal proxy naming you to act for, one of our shareholders on the record date. Before we will admit you to the meeting, we must be able to confirm:

•Your identity by reviewing a valid form of photo identification, such as a driver’s license; and
•You were, or are validly acting for, a shareholder of record on the record date by:

o	verifying your name and stock ownership against our list of registered shareholders, if you are the record holder of your shares;

o
reviewing other evidence of your stock ownership, such as your most recent brokerage or bank statement if you hold your shares in street name, or your most recent plan statement if you are a participant in one of the Company benefit plans; or

o
reviewing a written proxy that shows your name and is signed by the shareholder you are representing, in which case either the shareholder must be a registered shareholder or you must have a brokerage or bank statement for that shareholder as described above.

If you do not have a valid form of picture identification and proof that you owned, or are legally authorized to act for someone who owned, shares of our common stock on the record date, you will not be admitted to the meeting.

At the entrance to the meeting, we will verify that your name appears in our stock records or will inspect your brokerage or bank statement, or your plan statement if you are a participant in one of the Company benefit plans, as your proof of ownership and any written proxy you present as the representative of a shareholder. We will decide whether the documentation you present for admission to the meeting meets the requirements described above. The annual meeting will begin at 2:00 p.m., local time. Please allow ample time for the admission procedures described above.

Q:	Where do I get more information?

A:
If you have questions about the meeting or submitting your proxy, or if you need additional copies of this document or the proxy card, you should contact one of the following as indicated below or by mail to the attention of Andrew Ognall at Umpqua Holdings Corporation, One SW Columbia Street, Suite 1200, Portland, OR 97258:

Andrew Ognall	Bradley Howes
EVP/General Counsel and Secretary	SVP/Director of Investor Relations
(503) 727-4112 (voice)	(503) 727-4226 (voice)
andrewognall@umpquabank.com	bradhowes@umpquabank.com

Michelle Bressman
VP/Shareholder Relations Officer
(503) 268-6675 (voice)
(503) 645-3636 (fax)
michellebressman@umpquabank.com

Important Notice About the Availability of Proxy Materials for the Annual Meeting of Shareholders
to be held April 19, 2017:
This proxy statement and the Company’s annual report to shareholders are available at:
www.umpquaholdingscorp.com

UMPQUA HOLDINGS CORPORATION
Parent company for Umpqua Bank and Umpqua Investments, Inc.

C123456789

IMPORTANT ANNUAL MEETING INFORMATION 000004

ENDORSEMENT_LINE______________ SACKPACK_____________

MR A SAMPLE
DESIGNATION (IF ANY)
ADD 1
ADD 2
ADD 3
ADD 4
ADD 5
ADD 6

000000000.000000 ext 000000000.000000 ext
000000000.000000 ext 000000000.000000 ext
000000000.000000 ext 000000000.000000 ext

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Internet and telephone voting closes after 11:59 PM Pacific Time, April 18, 2017.

Vote by Internet

- Go to **www.envisionreports.com/UMPQ2017**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
- Follow the instructions provided by the recorded message

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

1234 5678 9012 345

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals – The Board of Directors recommends a vote FOR all of the nominees listed and FOR proposals 2 and 3 and AGAINST proposal 5. The Board of Directors recommends 1 Year on proposal 4.

+

1. ELECTIONS OF DIRECTORS To elect eleven directors to one year terms expiring at the 2018 annual meeting. Vote for no more than eleven individuals.

Board nominees:	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain
1.1 - Raymond P. Davis	☐	☐	☐	1.2 - Peggy Fowler	☐	☐	☐	1.3 - Stephen Gambee	☐	☐	☐
1.4 - James Greene	☐	☐	☐	1.5 - Luis Machuca	☐	☐	☐	1.6 - Cort O'Haver	☐	☐	☐
1.7 - Maria Pope	☐	☐	☐	1.8 - John Schultz	☐	☐	☐	1.9 - Susan Stevens	☐	☐	☐
1.10 - Hilliard Terry III	☐	☐	☐	1.11 - Bryan Timm	☐	☐	☐				

	For	Against	Abstain
2. Ratification of Moss Adams LLP as our independent registered public accounting firm for fiscal year 2017.	☐	☐	☐
3. Advisory vote to approve named executive officer compensation.	☐	☐	☐

	1 Year	2 Years	3 Years	Abstain
4. Advisory vote on the frequency of future votes on named executive officer compensation.	☐	☐	☐	☐

	For	Against	Abstain
5. Vote on a shareholder proposal, if properly presented at the meeting, to request that the board initiate a process to amend our articles of incorporation to provide for majority voting in uncontested director elections.	☐	☐	☐

6. In their discretion, the proxies may vote upon such other business as may properly come before the Annual Meeting and any adjournment thereof.

B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

C 1234567890 J N T

1 U P X 3 1 8 5 6 2 1

MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

+

02IZFC

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of shareholders.
The Proxy Statement and the 2016 Annual Report to shareholders on Form 10-K are available at:
http://www.envisionreports.com/UMPQ2017

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

+

Proxy — UMPQUA HOLDINGS CORPORATION

Annual Meeting of Shareholders – April 19, 2017
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned hereby appoint(s) Raymond P. Davis and Peggy Y. Fowler, and each of them, proxies with full power of substitution, and hereby authorize(s) them to represent and to vote on behalf of the undersigned all shares of common stock of Umpqua Holdings Corporation at the Annual Meeting of Shareholders to be held on April 19, 2017, and at any adjournments or postponements thereof, with all powers the undersigned would possess if personally present at the Meeting.

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED IN ACCORDANCE WITH THE BOARD'S UNANIMOUS RECOMMENDATION: "FOR" THE ELECTION OF ALL DIRECTORS, "FOR" ITEMS 2 AND 3, "FOR" ONE YEAR ON ITEM 4, AND "AGAINST" ITEM 5.

(Continued and to be marked, dated and signed, on the other side)

C Non-Voting Items

Change of Address — Please print new address below.

Comments — Please print your comments below.

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD. +